                                                                     Exhibit 2.1



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                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                      among

                             Expert Software, Inc.,

                                Activision, Inc.

                                       and

                            Expert Acquisition Corp.

                           Dated as of April 19, 1999
















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




                                TABLE OF CONTENTS


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1.    THE MERGER....................................................................1
      1.1      The Merger...........................................................1
      1.2      The Closing..........................................................2
      1.3      Effective Time.......................................................2
      1.4      Certificate of Incorporation; By-Laws................................2
      1.5      Directors and Officers...............................................2
      1.6      Tax Consequences.....................................................2

2.    CONVERSION OF SHARES..........................................................3
      2.1      Conversion of Merger Subsidiary Shares...............................3
      2.2      Conversion of Expert Shares..........................................3
      2.3      Election by Activision to Pay Cash Consideration.....................5
      2.4      Conversion of Expert Employee Stock Options and Warrants.............5
      2.5      Adjustments..........................................................6
      2.6      Dissenting Expert Stockholders.......................................6

3.    EXCHANGE OF SHARES............................................................7
      3.1      Exchange of Certificates.............................................7

4.    REPRESENTATIONS AND WARRANTIES OF EXPERT......................................9
      4.1      Organization; Good Standing; Authority; Compliance With Law..........9
      4.2      Authorization, Validity and Effect of Agreements....................10
      4.3      Capitalization......................................................11
      4.4      Subsidiaries........................................................11
      4.5      Other Interests.....................................................12
      4.6      No Violation........................................................12
      4.7      SEC Documents.......................................................12
      4.8      Financial Statements................................................13
      4.9      Litigation..........................................................13
      4.10     Absence of Certain Changes..........................................14
      4.11     Taxes...............................................................16
      4.12     Books and Records...................................................17
      4.13     Properties..........................................................17
      4.14     Environmental Matters...............................................18
      4.15     No Brokers..........................................................18
      4.16     Opinion of Financial Advisor........................................19
      4.17     Related Party Transactions..........................................19
      4.18     Contracts and Commitments...........................................19
      4.19     Employee Matters and Benefit Plans..................................20
      4.20     Intellectual Property...............................................24

                                    (i)


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
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      4.21     Anti-Takeover Plan..................................................27
      4.22     Shareholder Vote Required...........................................28
      4.23     Undisclosed Liabilities.............................................28
      4.24     Insurance...........................................................28
      4.25     Tax Treatment.......................................................28
      4.26     Relationships with Suppliers, Licensors and Customers...............28
      4.27     Bank Accounts.......................................................29
      4.28     Year 2000 Problem...................................................29

5.    REPRESENTATIONS AND WARRANTIES OF ACTIVISION AND MERGER SUBSIDIARY...........29
      5.1      Organization; Good Standing; Authority; Compliance With Law.........29
      5.2      Authorization, Validity and Effect of Agreements....................30
      5.3      Capitalization......................................................31
      5.4      No Violation........................................................32
      5.5      Tax Treatment.......................................................32
      5.6      SEC Documents.......................................................32
      5.7      Financial Statements................................................33
      5.8      Litigation..........................................................33
      5.9      Absence of Certain Changes..........................................33
      5.10     Ownership of Expert Shares..........................................34
      5.11     No Brokers..........................................................34
      5.12     Intellectual Property...............................................35
      5.13     Anti-Takeover Matters...............................................35
      5.14     No Shareholder Vote Required........................................35
      5.15     Undisclosed Liabilities.............................................35
      5.16     Continuity of Business Enterprise...................................36
      5.17     Financing...........................................................36

6.    COVENANTS AND OTHER AGREEMENTS...............................................36
      6.1      Conduct of Businesses...............................................36
      6.2      Meeting of Stockholders.............................................38
      6.3      Filings; Other Action...............................................39
      6.4      Access to Information...............................................40
      6.5      Publicity...........................................................41
      6.6      Listing of Activision Common Stock..................................41
      6.7      Further Action......................................................41
      6.8      Tax Treatment.......................................................41
      6.9      Other Offers........................................................41
      6.10     Notice of Certain Events............................................42
      6.11     Affiliate Letters...................................................43
      6.12     Termination of Amended and Restated Stockholders' Agreement.........43
      6.13     Indemnification and Insurance.......................................44

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
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      6.14     Employee Matters....................................................45
      6.15     Employment Agreements; Non-Competition Agreements...................45

7.    CONDITIONS...................................................................46
      7.1      Conditions to Each Party's Obligation to Effect the Merger..........46
      7.2      Conditions to Obligations of Expert to Effect the Merger............46
      7.3      Conditions to Obligation of Activision and Merger Subsidiary
                to Effect the Merger...............................................47

8.    TERMINATION..................................................................49
      8.1      Termination.........................................................49
      8.2      Effect of Termination...............................................50
      8.3      Expenses and Termination Fees.......................................50
      8.4      Extension; Waiver...................................................51

9.    GENERAL PROVISIONS...........................................................52
      9.1      Nonsurvival of Representations, Warranties and Agreements...........52
      9.2      Notices.............................................................52
      9.3      Assignment; Binding Effect; Benefit.................................53
      9.4      Entire Agreement....................................................53
      9.5      Confidentiality.....................................................53
      9.6      Amendment...........................................................53
      9.7      Governing Law.......................................................53
      9.8      Counterparts........................................................54
      9.9      Headings............................................................54
      9.10     Waivers.............................................................54
      9.11     Incorporation.......................................................54
      9.12     Severability........................................................54
      9.13     Interpretation and Certain Definitions..............................54
      9.14     Specific Performance................................................55


EXHIBIT A      Form of Affiliate Letter


                                      (iii)


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                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

         This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 19, 1999 among Expert Software, Inc., a Delaware corporation ("Expert"), Activision, Inc., a Delaware corporation ("Activision"), and Expert Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Activision ("Merger Subsidiary").

                                    RECITALS

         WHEREAS, the respective Boards of Directors of Expert, Activision and Merger Subsidiary each have determined that a business combination between Expert, Activision and Merger Subsidiary is fair to and in the best interests of their respective companies and stockholders and accordingly have approved this Agreement and agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

         WHEREAS, Expert, Activision and Merger Subsidiary entered into that certain Agreement and Plan of Merger dated as of March 3, 1999 (the "Original Agreement"); and

         WHEREAS, the parties desire to amend the outside date set forth in
Section 2.3 hereof by which Activision may elect to pay cash consideration to the holders of shares of Expert common stock and certain other provisions.

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree that the Original Agreement is amended and restated in its entirety as follows:

1.       THE MERGER

         1.1 THE MERGER. On the terms and subject to the conditions contained in this Agreement, at the Effective Time (as defined in Section 1.3 hereof), Merger Subsidiary shall be merged with and into Expert in accordance with this Agreement and the separate corporate existence of Merger Subsidiary shall thereupon cease (the "Merger"). Expert shall be the surviving corporation in the Merger and shall continue under the corporate name "Expert Software, Inc." (Expert, after the Effective Time, is sometimes hereinafter referred to as the "Surviving Corporation"). From and after the Effective Time, all the properties, rights, privileges, powers and franchises both of a public and of a private nature of Expert and Merger Subsidiary shall vest in the Surviving Corporation and all debts, liabilities and duties of Expert and Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation. The Merger shall have the effects provided in this Agreement and the applicable provisions of the Delaware General Corporation Law ("DGCL").

         1.2 THE CLOSING. On the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York, at 10:00 a.m., local time, on the first business day immediately following the day on which the last of the conditions set forth in Article 7 shall be fulfilled or waived in accordance herewith but, unless the parties otherwise agree, not earlier than May 25, 1999. Unless the parties shall otherwise agree, the parties shall use their reasonable best efforts to cause the Closing to occur as soon as possible after the Special Meeting (as defined in Section 6.2). The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         1.3 EFFECTIVE TIME. If all the conditions to the Merger set forth in Article 7 shall have been fulfilled or waived in accordance herewith, and this Agreement shall not have been terminated as provided in Article 8, the parties hereto shall cause a Certificate of Merger satisfying the requirements of the DGCL to be properly executed, verified and delivered for filing in accordance with the DGCL on the Closing Date. The Merger shall become effective upon the acceptance for record of the Certificate of Merger by the Secretary of State of the State of Delaware in accordance with the DGCL (but not earlier than the Closing Date) or at such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger (the "Effective Time").

         1.4      CERTIFICATE OF INCORPORATION; BY-LAWS.

                  (a) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation (except that the name of the Surviving Corporation shall be "Expert Software, Inc."), until duly amended in accordance with applicable law.

                  (b) BY-LAWS. The By-laws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation (except that the name of the Surviving Corporation shall be "Expert Software, Inc."), until duly amended in accordance with applicable law.

         1.5      DIRECTORS AND OFFICERS.

                  (a) DIRECTORS. The directors of Merger Subsidiary immediately prior to the Effective Time, shall automatically become the directors of the Surviving Corporation as of the Effective Time.

                  (b) OFFICERS. The officers of Merger Subsidiary immediately prior to the Effective Time shall automatically become the officers of the Surviving Corporation as of the Effective Time.

         1.6 TAX CONSEQUENCES. If the Section 2.3 Election is not made, it is intended by the parties hereto that the Merger will constitute a reorganization within the meaning of Section 368(a)

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of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties shall report the Merger consistent therewith. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

2.       CONVERSION OF SHARES

         2.1 CONVERSION OF MERGER SUBSIDIARY SHARES. At the Effective Time, each share of common stock, $1.00 par value per share, of Merger Subsidiary that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation that is issued and outstanding immediately after the Effective Time, and such shares will be the only shares of capital stock of the Surviving Corporation that are issued and outstanding immediately after the Effective Time. Each certificate evidencing ownership of shares of Merger Subsidiary common stock shall evidence ownership of an equal number of shares of common stock of the Surviving Corporation.

         2.2      CONVERSION OF EXPERT SHARES.

                  (a) Except as provided in Section 2.3, at the Effective Time, by virtue of the Merger and without any action on the part of Activision, Merger Subsidiary, Expert or the holder thereof, each issued and outstanding share of common stock, par value $.01 per share, of Expert (each an "Expert Share" and collectively, the "Expert Shares") shall be converted into the right to receive a number of shares of common stock, par value $.000001 per share, of Activision (the "Activision Common Stock"), equal to the Exchange Ratio (as hereinafter defined) and cash, to the extent set forth in Section 2.2(f). The shares of Activision Common Stock to be issued in connection with the Merger are sometimes referred to as the "Activision Shares."

                  (b) The Exchange Ratio shall be equal to (i) $2.65, divided by (ii) the Activision Per Share Market Value. For purposes of the foregoing, the "Activision Per Share Market Value" shall be the arithmetic average of the per share closing sales prices of Activision Common Stock as reported on the Nasdaq National Market ("NASDAQ") (or such other national securities exchange or automated quotation system which is then the principal place of listing or quotation of shares of Activision Common Stock) on the ten
(10) trading days ending on and including the trading day which is two (2) trading days immediately prior to the date of the Special Meeting (as defined in Section 6.2) which will be held in accordance with the provisions of Section 6.2 for the purpose of approving this Agreement and the transactions contemplated hereby.

                  (c)      Notwithstanding anything to the contrary set forth in
Section 2.2(b), (i) in no event shall the number of Activision Shares to be issued in connection with the Merger exceed 20% of the total number of shares of Activision Common Stock issued and outstanding at the Effective Time (the "Maximum Activision Share Issuance"), and (ii) in no event shall the Exchange Ratio be higher than (x) the Maximum Activision Share Issuance, divided by (y) the

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total number of Expert Shares issued and outstanding as at the Effective Time
(other than Cancelled Expert Shares, as hereinafter defined).

                  (d) Each Expert Share held in Expert's treasury, if any, and each Expert Share owned by Activision or by any direct or indirect subsidiary of Expert or Activision immediately prior to the Effective Time (collectively, "Cancelled Expert Shares") shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist and no payment shall be made with respect thereto.

                  (e) No fractional shares of Activision Common Stock shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional shares of Activision Common Stock pursuant to this Agreement, each holder of Expert Shares shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Activision Per Share Market Value by (ii) the fractional amount of a share of Activision Common Stock which such holder would otherwise be entitled to receive under this Article 2.

                  (f) Notwithstanding the provisions of Section 2.2(b), in the event:

                           (i) the Activision Per Share Market Value is less than $10.00, Activision shall fix the Exchange Ratio at .2650 and pay the holders of Expert Shares, in addition to the number of shares of Activision Common Stock determined based on an Exchange Ratio of .2650, cash equal to the Shortfall Cash Payment (as defined below) in lieu of the number of Activision Shares that would have been issued had the Exchange Ratio been computed in accordance with Section 2.2(b), and

                           (ii) the provisions of Section 2.2(c) are applicable and the Exchange Ratio is calculated in accordance with such section, Activision shall pay to the holders of Expert Shares, in addition to the number of shares of Activision Common Stock determined based on the Exchange Ratio determined pursuant to Section 2.2(c), cash equal to the Shortfall Cash Payment in lieu of the number of Activision Shares that would have been issued had the Exchange Ratio been computed in accordance with Section 2.2(b).

         In the case of clause (i) or (ii), the cash payment on account of any Expert Share (the "Shortfall Cash Payment") shall be equal to the Activision Per Share Market Value multiplied by the fraction of a share of Activision Common Stock determined by subtracting the Exchange Ratio computed under clause (i) or
(ii), as applicable, from the Exchange Ratio calculated under Section 2.2(b). Notwithstanding the foregoing provisions of this Section 2.2(f), (a) in the event Section 2.2(f)(i) is applicable, the total of all Cash Shortfall Payments, and any cash payable in lieu of fractional shares, with respect to all Expert Shares shall not exceed 60% of the total Exchange Merger Consideration (as hereinafter defined), and the Exchange Ratio computed in accordance with Section 2.2(f)(i) shall be adjusted so that Activision Shares are issued in lieu of any portion of the Cash Shortfall Payment that could not be made due to this clause
(a), and (b) in the event Section 2.2(f)(ii) is applicable, the total of all Cash Shortfall Payments, and any cash payable in lieu of fractional shares, shall not exceed 60% of the total Exchange Merger

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Consideration, but the Exchange Ratio shall not be adjusted and no other payments of cash, Activision Common Stock or any other forms of consideration shall be payable to holders of Expert Shares.

         2.3 ELECTION BY ACTIVISION TO PAY CASH CONSIDERATION. Activision shall have the right, exercisable at any time on or before April 20, 1999, on notice to Expert, to elect to pay cash consideration to the holders of Expert Shares in lieu of issuance of Activision Shares pursuant to Section 2.2 (the "Section 2.3 Election"). In the event of a Section 2.3 Election, at the Effective Time, by virtue of the Merger and without any action on the part of Activision, Merger Subsidiary, Expert or the holder thereof, each issued and outstanding Expert Share (other than Dissenting Common Stock as defined in
Section 2.6) shall be converted into the right to receive $2.65 per share, in cash, without interest. The provisions of Section 2.2(d) shall apply in the event of any such election by Activision. The amount of cash payable with respect to each Expert Share is hereinafter referred to as the "Per Share Cash Consideration," and the aggregate Per Share Cash Consideration payable is referred to as the "Aggregate Cash Consideration."

         2.4      CONVERSION OF EXPERT EMPLOYEE STOCK OPTIONS AND WARRANTS.

                  (a) At the Effective Time, each option or warrant, whether vested or unvested, to purchase Expert Shares which is then outstanding and unexercised (an "Expert Option" or an "Expert Warrant," as the case may be) shall cease to represent a right to acquire shares of Expert Common Stock and shall be converted automatically into an option or warrant to acquire, under the same terms and conditions as were applicable to such Expert Option or Expert Warrant immediately prior to the Effective Time, shares of Activision Common Stock, and Activision shall assume each Expert Option and Expert Warrant and each option plan or agreement pursuant to which any such Expert Option and Expert Warrant were granted; PROVIDED, HOWEVER, that from and after the Effective time, (i) the number of shares of Activision Common Stock purchasable upon exercise of such Expert Option or Expert Warrant shall be equal to the number of shares of Expert Common Stock that were purchasable under such Expert Option or Expert Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, (without adjustment pursuant to Sections 2.2(c) or 2.2(f)) rounding to the nearest whole share, and (ii) the per share exercise price under each such Expert Option and Expert Warrant shall be adjusted by dividing the per share exercise price of each such Expert Option and Expert Warrant by the Exchange Ratio (without adjustment pursuant to Section 2.2(c) or (f)), rounding to the nearest cent. The terms of each Expert Option and Expert Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Activision Common Stock on or subsequent to the Effective Time. Notwithstanding the foregoing, the number of shares and the per share exercise price of each Expert Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.

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                  (b)      As soon as practicable after the Effective Time,
Activision shall deliver to each holder of an outstanding Expert Option or Expert Warrant an appropriate notice setting forth such holder's rights pursuant thereto, and such Expert Option and Expert Warrant shall continue in effect on the same terms and conditions (including antidilution provisions).

                  (c) At or prior to the Effective Time, Activision shall reserve for issuance the number of shares of Activision Common Stock necessary to satisfy Activision's obligations under Section 2.4(a). At or prior to the Effective Time, Activision shall file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-8 (to the extent such form is available) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Activision Common Stock subject to Expert Options and Expert Warrants assumed pursuant to Section 2.4(a) hereof, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options and warrants remain outstanding.

         2.5 ADJUSTMENTS. If at any time during the period between the date of this Agreement and the Effective Time, any change in the Expert Shares or Activision Common Stock shall occur by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with the record date during such period, the Exchange Ratio or the Per Share Cash Consideration, as applicable, shall be appropriately adjusted.

         2.6 DISSENTING EXPERT STOCKHOLDERS. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Expert Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Expert Common Stock who have properly exercised appraisal rights with respect thereto (the "Dissenting Common Stock") in accordance with Section 262 of the Delaware General Corporation Law ("DGCL") will not be exchangeable for the right to receive the Cash Merger Consideration, and holder of such shares of Dissenting Common Stock will be entitled to receive payment of the appraised value of such shares of Dissenting Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Cash Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.6, if the Merger is not consummated, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Common Stock pursuant to Section 262 of the DGCL shall cease. Expert will give Activision prompt notice of any demands and withdrawals of such demands received by Expert for appraisals of shares of Dissenting Common Stock. Expert shall not, except with the prior written consent of Activision, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

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3.       EXCHANGE OF SHARES

         3.1      EXCHANGE OF CERTIFICATES.

                  (a) Prior to the Effective Time, Activision shall designate Continental Stock Transfer & Trust Company, or such other bank or trust company as shall be reasonably acceptable to Expert, to act as Exchange Agent in connection with the Merger (the "Exchange Agent"). At, or immediately prior to, the Effective Time, Activision will take all steps necessary to deposit with the Exchange Agent for the benefit of the holders of Expert Shares
(i) certificates representing the aggregate number of shares of Activision Common Stock issuable pursuant to Section 2.2 in exchange for outstanding Expert Shares, cash in lieu of fractional shares of Activision Common Stock, and any Cash Shortfall Payment, or (ii) if Activision shall have made the Section 2.3 Election, the Aggregate Cash Consideration (the shares or cash referred to in clause (i) or (ii), as applicable, being hereinafter referred to as the "Exchange Fund").

                  (b) Promptly after the Effective Time, Activision and the Surviving Corporation shall cause the Exchange Agent to mail to each person who was a record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Expert Shares (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent), instructions for use in effecting the surrender of the Certificates in exchange for (i) certificates evidencing Activision Shares, cash in lieu of fractional shares in accordance with Section 2.2(e) and any Cash Shortfall Payment, or (ii) the Per Share Cash Consideration, if Activision has made the
Section 2.3 Election. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor (A) (i) a certificate representing the number of whole shares of Activision Common Stock, if any, to which such holder shall be entitled pursuant to Section 2.2, (ii) a check representing the amount of cash in respect of fractional shares, if any, to which such holder shall be entitled in accordance with Section 2.2(e), (iii) any dividends or other distributions to which such holder is entitled pursuant to Section 3.1(c), and (iv) a check representing the amount of any Cash Shortfall Payment to which such holder shall be entitled pursuant to Section 2.2(f) (the Activision Shares and cash paid pursuant to Sections 2.2(e), 2.2(f) and 3.1(c) being referred to, collectively as the "Exchange Merger Consideration"), or (B) if Activision has made the
Section 2.3 Election, a check representing the Per Share Cash Consideration to which such holder shall be entitled (such cash payment is referred to as the "Cash Merger Consideration" and the Exchange Merger Consideration and the Cash Merger Consideration are sometimes referred to as the "Applicable Merger Consideration"), and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the Applicable Merger Consideration or payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer as determined by the Exchange Agent, and that the person requesting such payment shall pay any transfer, or other taxes required by reason of the payment

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



to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.1, each Certificate (other than Certificates representing Canceled Expert Shares and other than Certificates representing Dissenting Common Stock) shall represent for all purposes only the right to receive the Applicable Merger Consideration, without any interest thereon. In the event of a transfer of ownership of Expert Shares which is not registered in the stock transfer records of Expert, the amount and type of Applicable Merger Consideration may be issued to such a transferee if the certificate representing Expert Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                  (c) No dividends or other distributions declared or made after the Effective Time with respect to shares of Activision Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Activision Common Stock they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Activision Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Activision Common Stock.

                  (d) Any portion of the Exchange Fund that remains unclaimed by the former stockholders of Expert one year after the Effective Time shall be returned to Activision (provided that Activision shall issue such shares of Activision Common Stock and/or pay such cash in accordance with this
Article 3 to former stockholders of Expert who thereafter surrender their Certificates), subject to the provisions and effect of applicable abandoned property, escheat or similar laws. Any former stockholders of Expert who have not theretofore complied with this Article 3 shall thereafter look only to Activision for issuance or payment of the Applicable Merger Consideration, without any interest thereon. Neither the Surviving Corporation, the Exchange Agent nor Activision shall be liable to any holder of an Expert Share for any consideration set forth in Section 2.2 or Section 2.3 hereof delivered in respect of such Expert Share to a public official pursuant to any abandoned property, escheat or other similar law.

                  (e) After the Effective Time there shall be no registration on the share transfer books of the Surviving Corporation of transfers of the Expert Shares which were outstanding immediately prior to the Effective Time, and as of the Effective Time, the share ledger of Expert shall be closed. All Applicable Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Expert shares previously evidenced by Certificates. After the Effective Time, the holders of Expert Shares outstanding at the Effective Time shall cease to have any rights with respect to such Expert Shares except as provided herein or by applicable law. If, after the Effective Time, certificates evidencing Expert Shares are presented to the Surviving

Corporation, they shall be canceled and exchanged for the Applicable Merger Consideration as provided in this Article 3.

                  (f) In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, (i) such shares of Activision Common Stock as may be required pursuant to Section 2.2, cash for fractional shares, as may be required by Section 2.2(e) and any dividends or distributions payable pursuant to Section 3.1(c), or (ii) the Cash Merger Consideration, if Activision has made the
Section 2.3 Election, PROVIDED, HOWEVER, that Activision may, in its discretion and as a condition precedent to the issuance and/or payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Activision, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

4.       REPRESENTATIONS AND WARRANTIES OF EXPERT

         Expert hereby represents and warrants to Activision and Merger Subsidiary as follows:

         4.1      ORGANIZATION; GOOD STANDING; AUTHORITY; COMPLIANCE WITH LAW.

                  (a) Expert is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Expert is duly licensed or qualified and is in good standing to transact business as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it therein or in which the nature of its business makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not have, individually or in the aggregate, an Expert Material Adverse Effect. For purposes of this Agreement, an "Expert Material Adverse Effect" means a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of Expert and the Expert Subsidiaries (as defined below) taken as a whole; PROVIDED, HOWEVER, that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute an Expert Material Adverse Effect: (i) conditions generally affecting the industry in which Expert operates, including, without limitation, actual or proposed changes in law or regulations or (ii) any effect that is related to a general drop in stock prices in the United States resulting from political or economic turmoil.

                  (b) Each of the Expert Subsidiaries is a corporation or partnership duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have an Expert Material Adverse Effect.

                  (c) Except as set forth in Section 4.1(c) of the disclosure letter delivered at or prior to the execution hereof to Activision, which shall refer to the relevant sections of this Agreement (the "Expert Disclosure Letter"), the business of Expert and the Expert Subsidiaries has been operated in compliance with all laws, ordinances, regulations and orders of all governmental entities, except for violations which would not have, individually or in the aggregate, an Expert Material Adverse Effect. Expert and the Expert Subsidiaries have all permits, certificates, licenses, approvals, consents and other authorizations (collectively, "Government Approvals") of all governmental agencies, entities, commissions, boards, bureaus, tribunals, officials or authorities, whether Federal, state or local (collectively, "Governmental Agencies"), required by law with respect to the operation of their businesses, except those the absence of which would not, individually or in the aggregate, have an Expert Material Adverse Effect or prevent or delay consummation of the Merger. All such Government Approvals are in full force and effect, and, Expert and the Expert Subsidiaries are in compliance with all conditions and requirements of the Government Approvals and with all rules and regulations relating thereto, other than failures that would not have an Expert Material Adverse Effect. Expert has not received any notices of violations of any Federal, state and local laws, regulations and ordinances relating to its business, operations or assets which, if it were determined that a violation had occurred, would have an Expert Material Adverse Effect.

                  (d) The certificate of incorporation or other charter documents, bylaws, organizational documents and partnership, shareholder, joint venture or similar agreements (and in each such case, all amendments thereto) of Expert and each of the Expert Subsidiaries are listed in Section 4.1(d) of the Expert Disclosure Letter, true and correct copies of which have previously been delivered or made available to Activision and its counsel.

         4.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Expert has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Expert has approved this Agreement, the Merger, and the transactions contemplated by this Agreement and has unanimously agreed to recommend that the holders of Expert Shares adopt and approve this Agreement, the Merger, and the transactions contemplated by this Agreement at the Special Meeting (as defined in Section 6.2). Expert has taken all action necessary to exempt the transactions contemplated by this Agreement from the operation of any "fair price," "moratorium," "control share acquisition," or other similar anti-takeover statute or regulation enacted under the state or federal laws of the United States. As of the date hereof, each director and executive officer of Expert and each entity that is a stockholder of Expert and that has a representative on the Board of Directors has indicated that he, she or it intends to vote all Expert Shares that he, she or it controls to approve this Agreement, the Merger, and the transactions contemplated by this Agreement at the Special Meeting. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding Expert Shares and the filing and acceptance for record of appropriate merger documents as required by the DGCL, the execution by Expert of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of Expert. Assuming this Agreement constitutes a valid and binding obligation of Activision and Merger Subsidiary, this Agreement constitutes the valid and legally binding obligation of Expert, enforceable against Expert in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         4.3 CAPITALIZATION. The authorized capital stock of Expert consists of 30,000,000 Expert Shares and 1,000,000 shares of preferred stock, par value $.01 per share (the "Expert Preferred Shares") of which 25,000 shares are designated as Series A Junior Participating Cumulative Preferred Stock. As of the date hereof, there are not more than 7,627,881 Expert Shares issued and outstanding and no Expert Preferred Shares issued and outstanding. All such outstanding shares of Expert are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.3 of the Expert Disclosure Letter, Expert has no outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Expert on any matter. Except as set forth in Section 4.3 of the Expert Disclosure Letter, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, stock appreciation rights or similar derivative securities or instruments or commitments which obligate Expert to issue, transfer or sell any Expert Shares or make any payments in lieu thereof, and Section 4.3 of the Expert Disclosure Letter sets forth the exercise prices of all such options, warrants or other rights or securities, the weighted average exercise price of which is not less than $1.26 per share. Except as set forth in Section 4.3 of the Expert Disclosure Letter, there are no agreements or understandings to which Expert or any Expert Subsidiary is a party with respect to the voting of any Expert Shares or which restrict the transfer of any such shares, nor does Expert have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. There are no outstanding contractual obligations of Expert or any Expert Subsidiary to repurchase, redeem or otherwise acquire any Expert Shares or any other securities of Expert or any Expert Subsidiary. Except as set forth in Section
4.3 of the Expert Disclosure Letter, neither Expert nor any Expert Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of their securities under the Securities Act. Expert has delivered to Activision complete and correct copies of all Expert option plans and all forms of options issued pursuant to any Expert option plan, including all amendments thereto. Section 4.3 of the Expert Disclosure Letter contains a complete and correct list setting forth as of the date hereof (i) the number of options and warrants outstanding, (ii) the dates on which such options or warrants were granted, (iii) the dates on which such options or warrants shall vest and (iv) the exercise or conversion price of each outstanding option or warrant, as the case may be.

         4.4 SUBSIDIARIES. Section 4.4 of the Expert Disclosure Letter lists all Subsidiaries of Expert (the "Expert Subsidiaries" and, individually, an "Expert Subsidiary"). Except as set forth in Section 4.4 of the Expert Disclosure Letter, Expert owns directly or indirectly all of the outstanding shares of capital stock or other equity interests of each of the Expert Subsidiaries. All of the outstanding shares of capital stock in each of the Expert Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.4 of the Expert Disclosure Letter, all of the outstanding shares of capital stock of each of the Expert Subsidiaries owned, directly or indirectly, by Expert are owned free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth in Section 4.4 of the Expert Disclosure Letter, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Expert or any Expert Subsidiary to issue, transfer or sell any shares of capital stock of any Expert Subsidiary. The following information for each Expert Subsidiary is set forth in Section 4.4 of the Expert Disclosure Letter: (i) its name and jurisdiction of incorporation; (ii) its authorized capital stock; and (iii) the name of each stockholder and the number of issued and outstanding shares of capital stock held by it.

         4.5 OTHER INTERESTS. Except for interests in the Expert Subsidiaries, neither Expert nor any Expert Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities).

         4.6 NO VIOLATION. Except as set forth in Section 4.6 of the Expert Disclosure Letter, neither the execution and delivery by Expert of this Agreement nor the consummation by Expert of the transactions contemplated by this Agreement in accordance with its terms will: (i) conflict with or result in a breach of any provisions of Expert's Certificate of Incorporation or Bylaws;
(ii) violate, result in a breach of any provision of, or constitute a default under, or require any approval or consent under or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by or result in a material adverse change to, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties owned or leased by Expert under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument to which Expert or any of the Expert Subsidiaries is a party, or by which Expert or any of the Expert Subsidiaries or any of the properties owned or leased by Expert is bound or affected, except for any of the foregoing matters in this clause which, individually or in the aggregate, would not have an Expert Material Adverse Effect; (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to Expert or any Expert Subsidiary; or (iv) other than the filings provided for in this Agreement, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority which has not been obtained or made, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have an Expert Material Adverse Effect.

         4.7 SEC DOCUMENTS. Since December 31, 1996, Expert has timely filed with the Securities and Exchange Commission ("SEC") all forms, reports and documents required to be filed by Expert since December 31, 1996 under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (the "Securities Laws"), including, without limitation, (i) all Annual Reports on form 10-K, (ii) all Quarterly Reports on form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all Current Reports on form 8-K and (v) all other reports, schedules, registration statements and other documents, each as amended (collectively, the "Expert SEC Reports"), all of which were prepared in compliance in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as applicable. Expert has no knowledge that any Expert SEC Reports required to be filed with the SEC prior to December 31, 1996 have not been filed. As of their respective dates, except as set forth in Section 4.11 of the Expert Disclosure Letter, the Expert SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         4.8 FINANCIAL STATEMENTS. Except as set forth in Section 4.11 of the Expert Disclosure Letter, each of the consolidated balance sheets of Expert included in or incorporated by reference into the Expert SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of Expert and the Expert Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders' equity included in or incorporated by reference into the Expert SEC Reports (including any related notes and schedules) fairly presents the results of operations, cash flows and stockholders' equity, as the case may be, of Expert and the Expert Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by applicable law. Except as set forth in Section 4.11 of the Expert Disclosure Letter, the consolidated balance sheet as of December 31, 1998 of Expert (which is set forth in Section 4.8 of the Expert Disclosure Letter) delivered to Activision prior to the date hereof (including the related notes and schedules) (the "Recent Balance Sheet") fairly presents the consolidated financial position of Expert and the Expert Subsidiaries as of its date and the consolidated statements of operations, cash flows and stockholders' equity for the year ended December 31, 1998 of Expert delivered to Activision prior to the date hereof (including any related notes and schedules) (together with the Recent Balance Sheet, the "Recent Financial Statements") fairly present the results of operations, cash flows and shareholders' equity, as the case may be, of Expert and the Expert Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.

         4.9 LITIGATION. Except as set forth in Section 4.9 of the Expert Disclosure Letter, there are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Expert or any Expert Subsidiary is a party or by which any of its properties or assets are bound or likely to be affected and (ii) no actions, suits or proceedings pending against Expert or any Expert Subsidiary or to which any of their respective properties or assets are subject or, to the knowledge of Expert, threatened against Expert or any Expert Subsidiary or to which any of their respective properties or assets are subject, at law or in equity, that in each such case could, individually or in the aggregate, have an Expert Material Adverse Effect.

         4.10     ABSENCE OF CERTAIN CHANGES. Except as set forth in Section
4.10 of the Expert Disclosure Letter, since December 31, 1998, Expert and the Expert Subsidiaries have conducted their business only in the ordinary course of such business and consistent with past practices and there has not been any:

                  (a) material adverse change in the financial condition, properties, assets (including intangible assets), businesses, operations or results of operations of Expert or any of the Expert Subsidiaries;

                  (b) amendment or change in the Certificate of Incorporation or By-Laws of Expert or in any similar organizational documents of any Expert Subsidiaries;

                  (c) incurrence, creation or assumption by Expert or any of the Expert Subsidiaries of (i) any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind on any of the assets or properties of Expert or any of the Expert Subsidiaries; or (ii) any obligation or liability of any indebtedness for borrowed money;

                  (d) issuance or sale of any debt or equity securities of Expert or any of the Expert Subsidiaries, or the issuance or grant of any options, warrants or other rights to acquire from Expert or any of the Expert Subsidiaries, directly or indirectly, any debt or equity securities of Expert or any of the Expert Subsidiaries (except upon the exercise of then outstanding Expert Options and Expert Warrants);

                  (e) payment or discharge by Expert or any of the Expert Subsidiaries of any security interest, lien, claim, or encumbrance of any kind on any asset or property of Expert or any of the Expert Subsidiaries, or the payment or discharge of any liability that was not either shown or reflected on the Recent Balance Sheet or incurred in the ordinary course of Expert's business after the December 31, 1998 in an amount in excess of $50,000 for any single liability to a particular creditor;

                  (f) purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill of Expert other than a license or sale of any product or products of Expert or any of the Expert Subsidiaries made in the ordinary course of Expert's business;

                  (g) damage, destruction or loss of any property or asset, whether or not covered by insurance, having (or likely with the passage of time to have) an Expert Material Adverse Effect;

                  (h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Expert, any split, combination or recapitalization of the capital stock of Expert or any direct or indirect redemption, purchase or other acquisition of the capital stock of Expert or any change in any rights, preferences, privileges or restrictions of any outstanding security of Expert;

                  (i) increase in the compensation payable or to become payable to any of the officers, directors, or employees of Expert or any of the Expert Subsidiaries, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents;

                  (j) obligation or liability incurred by Expert or any of its Subsidiaries to any of its officers, directors or stockholders except for normal and customary compensation and expense allowances payable to officers in the ordinary course of Expert's business consistent with past practice;

                  (k) making by Expert or any of the Expert Subsidiaries of any loan, advance or capital contribution to, or any investment in, any officer, director or stockholder of Expert or any Expert Subsidiary or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

                  (l) entering into, amendment of, relinquishment, termination or non-renewal by Expert or any Expert Subsidiary of any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of its business or any written or oral indication or assertion by the other party thereto of any material problems with Expert's or any Expert Subsidiary's services or performance under such contract, lease, transaction, commitment or other right or obligation or of such other party's demand to amend, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

                  (m) material change in the manner in which Expert or any Expert Subsidiary extends discounts, credits or warranties to customers or otherwise deals with its customers;

                  (n) entering into by Expert or any of the Expert Subsidiaries of any transaction, contract or agreement that by its terms requires or contemplates a required minimum current and/or future financial commitment, expenses (inclusive of overhead expenses) or obligation on the part of Expert or any of the Expert Subsidiaries involving in excess of $50,000 (provided that the amount of such financial commitments and expenses for all such transactions, contracts or agreements does not exceed $150,000 in the aggregate) or that is not entered into in the ordinary course of Expert's business, or the conduct of any business or operations by Expert or any Expert Subsidiary that is other than in the ordinary course of Expert's or such Expert Subsidiary's business; or

                  (o) license, transfer or grant of a right under any Expert Intellectual Property (as defined in Section 4.20 below), other than those licensed, transferred or granted in the ordinary course of business consistent with its past practices.

         4.11 TAXES. Except as set forth in Section 4.11 of the Expert Disclosure Letter or where such failure would not have, individually or in the aggregate, an Expert Material Adverse Effect:

                  (a) Expert and each of the Expert Subsidiaries has paid or caused to be paid all federal, state, local, foreign, and other taxes, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes"), owed or accrued by it and due and payable through the date hereof (including any Taxes payable pursuant to Treasury Regulation ss.1.1502-6 (and any similar state, local or foreign provision)).

                  (b) Expert and each of the Expert Subsidiaries has timely filed all federal, state, local and foreign tax returns (collectively "Tax Returns") required to be filed by any of them through the date hereof, and all such returns accurately set forth the amount of any Taxes relating to the applicable period.

                  (c) Expert and each of the Expert Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party.

                  (d) The Recent Financial Statements reflect adequate reserves for Taxes payable by Expert and each Expert Subsidiary for all taxable periods and portions thereof through the date of such financial statements.

                  (e) Since the date of the Recent Financial Statements, each of Expert and the Expert Subsidiaries has made sufficient accrual for Taxes in accordance with generally accepted accounting principles with respect to periods for which Tax Returns have not been filed.

                  (f) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from Expert or any Expert Subsidiary for any taxable period and there have been no deficiencies proposed, assessed or asserted for such Taxes.

                  (g) There are no closing agreements that could affect Taxes of Expert or any Expert Subsidiary for periods after the Effective Time pursuant to Section 7121 of the Code or any similar provision under state, local or foreign tax laws.

                  (h) No audit or other proceedings by any court, governmental or regulatory authority or similar authority has occurred, been asserted or is pending and none of Expert or any Expert Subsidiary has received notice that any such audit or proceeding may be commenced.

                  (i) No election has been made or filed by or with respect to, and no consent to the application of, Section 341(f)(2) of the Code has been made by or with respect to, Expert, any Expert Subsidiary or any of their properties or assets.

                  (j) None of Expert or any Expert Subsidiary has agreed to, or filed application for, or is required, to make any changes or adjustment to its accounting method.

                  (k) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Expert or any Expert Subsidiary by reason of Section 280G or Section 162(m) of the Code.

         4.12     BOOKS AND RECORDS.

                  (a) The books of account and other financial records of Expert and each of the Expert Subsidiaries are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Expert SEC Reports and the Recent Financial Statements.

                  (b) The minute books and other records of Expert and each of the Expert Subsidiaries that have been, or will be prior to the Closing, made available to Activision, contain accurate records of all meetings and accurately reflect all other action of the stockholders and Board of Directors and any committees of the Board of Directors of Expert and each of the Expert Subsidiaries.

         4.13     PROPERTIES.

                  (a) None of Expert or any of the Expert Subsidiaries owns any real property, nor have they ever owned any real property. Section 4.13(a) of the Expert Disclosure Letter sets forth a list of all real property currently, or at any time in the past five years, leased by Expert or any of the Expert Subsidiaries, and, with respect to all real property currently leased by Expert or any of the Expert Subsidiaries, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease. All such current leases are, to the knowledge of Expert, in full force and effect, are valid and effective in accordance with their respective terms, and there is not to the knowledge of Expert any existing material default or event of default under any such lease (or event which with notice or lapse of time, or both, would constitute such a material default).

                  (b) Expert and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, except as reflected in the Recent Financial Statements or in Section 4.13(b) of the Expert Disclosure Letter and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

         4.14 ENVIRONMENTAL MATTERS. Except as set forth in Section 4.14 of the Expert Disclosure Letter, neither Expert nor any of its Subsidiaries is in violation of any laws, regulations, judgments or consent decrees relating to hazardous substances or hazardous waste (collectively, "Environmental Laws") which violation could reasonably be expected to result in an Expert Material Adverse Effect. Except as set forth in Section 4.14 of the Expert Disclosure Letter, neither Expert, any of the Expert Subsidiaries, nor, to the knowledge of Expert, any third party, has used, released, discharged, generated, manufactured, produced, stored, or disposed of in, on, or under or about its owned or leased property or other assets, or transported thereto or therefrom, any hazardous substances or hazardous wastes, including asbestos, lead and petroleum, during the period of Expert's or the Expert Subsidiary's ownership or lease of such property in a manner that could reasonably be expected to subject Expert or any Expert Subsidiary to a material liability under the Environmental Laws. None of Expert or any of the Expert Subsidiaries has received written notice from any governmental authority that any property owned or leased by Expert or any of the Expert Subsidiaries is in violation of any Environmental Laws. There is no pending civil, criminal or administrative suit or other legal proceeding against Expert or any of the Expert Subsidiaries with respect to any Environmental Laws. Expert has provided Activision complete copies of all environmental reports, assessments and studies in Expert's possession and control with respect to properties owned or leased by Expert or any Expert Subsidiary. As used in this Agreement, the terms "hazardous substances" and "hazardous wastes" shall have the meanings set forth in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the regulations thereunder; the Resource Conservation and Recovery Act, as amended, and the regulations thereunder; the Federal Clean Water Act, as amended, and the regulations thereunder; the Clean Air Act, 42 U.S.C. Sections 7401 ET SEQ.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 ET SEQ.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001 ET SEQ.; the Occupational Safety and Health Act of 1970; the Hazardous Materials Transportation Act, as amended by the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C. Sections 5101 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. Sections 2701 ET SEQ.; as each of these may be amended from time to time; and any and state or local analogues to any of these statutes.

         4.15 NO BROKERS. Neither Expert nor any of the Expert Subsidiaries has entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of such entity or Activision or Merger Subsidiary to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Expert has retained Piper Jaffray Inc. ("Piper Jaffray") pursuant to an engagement letter to act as its financial advisor in connection with the transactions contemplated by this Agreement. Expert is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby other than fees payable to Piper Jaffray as set forth in Section 4.15 of the Expert Disclosure Letter, which shall not exceed $650,000 plus expenses not in excess of $25,000.

         4.16 OPINION OF FINANCIAL ADVISOR. The Board of Directors of Expert has received the opinion of Piper Jaffray, to the effect that, as of the date hereof, the consideration to be received in the Merger by the Expert stockholders is fair from a financial point of view to holders of the Expert Shares.

         4.17 RELATED PARTY TRANSACTIONS. Section 4.17 of the Expert Disclosure Letter sets forth all arrangements, agreements and contracts or understandings entered into by Expert or any of the Expert Subsidiaries (which are or will be in effect as of or after the date of this Agreement) with (i) any consultant (X) involving payments in excess of $60,000 or (Y) which may not be terminated at will by Expert or the Expert Subsidiary which is a party thereto without penalty, or (ii) any person who is an officer, director or affiliate of Expert or any of the Expert Subsidiaries. All such documents are listed in
Section 4.17 of the Expert Disclosure Letter and the copies of such documents, which have previously been provided or made available to Activision and its counsel, are true and correct copies. Except as disclosed in Section 4.17 of the Expert Disclosure Letter, Expert (including all Expert Subsidiaries) has not made any payments to, received any services from, or is dependent on any services of, any affiliate of Expert other than services provided by officers and directors in such capacities and payments to such officers and directors of Expert in such capacities.

         4.18 CONTRACTS AND COMMITMENTS. Except as set forth in Section 4.18(a) of the Expert Disclosure Letter, neither Expert nor any of the Expert Subsidiaries has, or is party to or is bound by:

                           (i) any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to Expert or any of the Expert Subsidiaries;

                           (ii) any fidelity or surety bond or completion bond;

                           (iii)    any agreement of indemnification or
         guaranty;

                           (iv) any agreement, contract, commitment, transaction or series of transactions for any purpose other than in the ordinary course of Expert's or any of the Expert Subsidiaries' business relating to capital expenditures or commitments or long-term obligations in excess of $50,000;

                           (v) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Expert's or any of the Expert Subsidiaries' business;

                           (vi) any mortgages, indentures, loans or credit agreements, security agreements or other arrangements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (iii) hereof;

                           (vii) any purchase order or contract for the purchase of inventory or other materials involving $50,000 or more;

                           (viii) any distribution, joint marketing or development agreement;

                           (ix) any assignment, license or other agreement with respect to any form of intangible property; or

                           (x) any other agreement, contract or commitment that involves $50,000 or more or is not cancelable without penalty in excess of $50,000 within thirty (30) days (collectively, any of (i) through (x) above shall be known as "Contracts").

                  (a) Except as would not individually or in the aggregate have an Expert Material Adverse Effect, all such Contracts are valid and binding on Expert and are in full force and effect and enforceable against Expert in accordance with their respective terms. Except as disclosed in Section 4.18(b) of the Expert Disclosure Letter, no approval or consent of, or notice to any Person the failure of which to obtain would have an Expert Material Adverse Effect is needed in order that such Contracts shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination following the consummation of the transactions contemplated by this Agreement. Except to the extent any of the following would not individually or in the aggregate have an Expert Material Adverse Effect, Expert is not in violation of, breach of or default under any such Contract nor, to Expert's knowledge, is any other party to any such Contract. Except as set forth in
Section 4.18 of the Expert Disclosure Letter, Expert is not in violation or breach of or default under any such Contract (including leases of real property) relating to non-competition, indebtedness, guarantees of indebtedness of any other person, employment, or collective bargaining.

         4.19     EMPLOYEE MATTERS AND BENEFIT PLANS.

                  (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 4.19(a)(i) below (which definition shall apply only to this Section 4.19), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                           (i) "Affiliate" shall mean any other Person under common control with or otherwise required to be aggregated with Expert or any Subsidiary as set forth in Section 414(b), (c), (m) or
         (o) of the Code and the regulations thereunder;

                           (ii) "Employee" shall mean any current, former or retired employee, officer, or director of Expert or any Subsidiary or any Affiliate:

                           (iii) "Employee Agreement" shall refer to any material management, employment, severance, consulting, relocation, repatriation, expiration, visas, work permit or similar agreement or contract between Expert or any Subsidiary or any Affiliate and any Employee or consultant that is not an Employee Plan;

                           (iv) "Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan" within the meaning of Section 3(3) of ERISA (as defined below), which is or has been maintained, contributed to, or required to be contributed to, by Expert or any of its Subsidiaries or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which Expert or any Subsidiary or any Affiliate has or may have any material liability contingent or otherwise;

                           (v) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                           (vi)     "IRS" shall mean the Internal Revenue
         Service;

                           (vii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Sections 3(37) and 4001(a)(3) of ERISA; and

                           (viii) "Pension Plan" shall refer to each Expert and Subsidiary Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

                  (b) Section 4.19(b) of the Expert Disclosure Letter contains an accurate and complete list of each Employee Plan (including for each such plan a description of any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement of the value of any of the benefits of which will be calculated on the basis of any transactions contemplated by this Agreement) and each Employee Agreement of Expert. Except as set forth in Section 4.19(b) of the Expert Disclosure Letter, neither Expert nor any of its Subsidiaries or Affiliates has any announced plan or commitment, whether legally binding or not, to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Expert in writing, or as required by this Agreement), or to enter into any Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

                  (c) DOCUMENTS. Expert has provided to Activision correct and complete copies of all material documents embodying or relating to each Employee Plan and each Employee Agreement including: (i) all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Employee Plan or related trust; (iv) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Employee Plan; (vi) all IRS determination letters and rulings relating to Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Employee Plan; (vii) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Expert or any Expert Subsidiary; and (viii) all registration statements and prospectuses prepared in connection with each Employee Plan.

                  (d)      EMPLOYEE PLAN COMPLIANCE. (i) Except as set forth in
Section 4.19(d) of the Expert Disclosure Letter, Expert and each of the Expert Subsidiaries and Affiliates has performed in all material respects all obligations required to be performed by them under each Employee Plan, and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code;
(ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA for which no class or statutory exemption is available, has occurred with respect to any Employee Plan; (iii) there are no material actions, suits or claims pending or, to the knowledge of Expert, threatened or anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (iv) such Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Expert or any of the Expert Subsidiaries or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no audits, inquiries or proceedings pending or, to the knowledge of Expert, threatened by the IRS or DOL with respect to any Employee Plan; (vi) neither Expert nor any of its Subsidiaries is subject to any penalty or tax with respect to any Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code; and
(vii) all contributions, including any top heavy contributions, required to be made prior to the Closing by Expert or any ERISA Affiliate to any Employee Plan have been made or shall be made on or before the Closing Date.

                  (e) PENSION PLANS. Neither Expert nor any of the Expert Subsidiaries or Affiliates currently maintain, sponsor, participate in or contribute to, nor have they ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

                  (f) MULTIEMPLOYER PLANS. At no time has Expert or any of the Expert Subsidiaries or Affiliates contributed to or been requested or obligated to contribute to any Multiemployer Plan.

                  (g) NO POST-EMPLOYMENT OBLIGATIONS. Except as set forth in Section 4.19(g) of the Expert Disclosure Letter or as required by local, state or federal law, no Employee Plan or any other employment agreement or arrangement to which Expert is a party provides, or is required to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, and Expert and each of the Expert Subsidiaries has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment.

                  (h) EFFECT OF TRANSACTION. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, except as set forth in Schedule 4.19(h) of the Expert Disclosure Letter.

                  (i) EMPLOYMENT MATTERS. Expert and each of the Expert Subsidiaries (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees except as would not have an Expert Material Adverse Effect; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to Employees; (iii) is not liable for any arrears of wages of any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

                  (j) LABOR. No work stoppage or labor strike against Expert or any Expert Subsidiary is pending or, to the knowledge of Expert, threatened. Neither Expert nor any of the Expert Subsidiaries is involved in or, to the knowledge of Expert, threatened with, any labor dispute, grievance, administrative proceeding or litigation relating to labor, safety, employment practices or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, have an Expert Material Adverse Effect. Neither Expert nor any of the Expert Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly have an Expert Material Adverse Effect. Neither Expert nor any of the Expert Subsidiaries or

Affiliates has ever been a party to any agreement with any labor organization or union, and none of the Employees are represented by any labor organization or union, nor have any Employees threatened to organize or join a union or filed a petition for representation with the National Labor Relations Board.

                  (k) Section 4.19(k) of the Expert Disclosure Letter sets forth (i) the aggregate amounts of bonus and severance payments that could be payable to employees of Expert under existing Employee Agreements or Employee Plans on account of the transactions contemplated by this Agreement (without regard to termination of employment), and (ii) the aggregate amounts of severance obligations that could be payable to employees of Expert under existing Employee Agreements and Employee Plans on account of terminations of employment following the Effective Time, separately stating the amounts that are payable by reason of a termination following a change of control of Expert.

         4.20     INTELLECTUAL PROPERTY.

                  (a) For the purposes of this Agreement, the following terms have the following definitions:

                           (i) "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, customer lists, proprietary processes and formulae, all source and object code, algorithms, architectures, structures, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records;
         (c) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (f) all proprietary databases and data collections and all rights therein throughout the world; and (g) any equivalent rights to any of the foregoing anywhere in the world.

                           (ii) "Expert Intellectual Property" shall mean that Intellectual Property owned by, licensed to, or used by Expert or any of the Expert Subsidiaries.

                           (iii) "Expert Registered Intellectual Property" means those United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; and (c) registered copyrights and applications for copyright registration. All of the foregoing are listed in Section 4.20(a)(iii) of the Expert Disclosure Letter.

                  (b) Section 4.20(b) of the Expert Disclosure Letter lists all non-routine proceedings or actions known to Expert before any court, tribunal (including the United States Patent and Trademark Office ("PTO") or equivalent authority anywhere in the world) related to any Expert Intellectual Property. No Expert Intellectual Property is the subject of any non-routine proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Expert or any of the Expert Subsidiaries, or which may affect the validity, use or enforceability of such Expert Intellectual Property.

                  (c) With respect to each item of Expert Registered Intellectual Property, necessary registration, maintenance and renewal fees in connection with such Expert Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Expert Registered Intellectual Property have been filed with the relevant patent, trademark or copyright authorities in the United States or abroad for the purposes of maintaining such Expert Registered Intellectual Property.

                  (d) Expert and each Expert Subsidiary has the right to use, market, distribute, sell or license all Expert Intellectual Property used in its business as presently conducted and as it is expected to be conducted as of the Effective Time, including without limitation, all Intellectual Property used or to be used in the Expert Products (as defined below), and such rights to use, market, distribute, sell or license are sufficient for such conduct of their respective businesses.

                  (e) Neither the manufacture, development, publication, marketing, license, sale, distribution or use intended by the Expert or any of the Expert Subsidiaries of any software products currently being licensed, produced or sold by Expert or any of the Expert Subsidiaries or currently under development or consideration by Expert or any of the Expert Subsidiaries (the "Expert Products") violates any license or agreement between Expert or any of the Expert Subsidiaries and any third party or infringes any Intellectual Property right, moral right or right of publicity or privacy of any other party, and there is no pending or, to the knowledge of Expert, threatened claim or litigation contesting the validity, ownership or right to use, market, distribute, sell, license or dispose of any Expert Intellectual Property nor, to the knowledge of Expert, is there any basis for any such claim under applicable law, nor has Expert or any of the Expert Subsidiaries received any notice asserting that any Expert Intellectual Property or the proposed use, marketing, distribution, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of Expert, is there any basis for any such assertion under applicable law. Section 4.20(e) of the Expert Disclosure Letter sets forth a list of all Expert Products.

                  (f) Expert and the Expert Subsidiaries have timely and satisfactorily complied with their respective milestone delivery requirements under all material agreements pursuant to which Expert or any of the Expert Subsidiaries, as the case may be, has agreed to program, design or develop on behalf of a third party, whether for original use or for porting or conversion (for use on a different hardware platform or in a different language), any software products or any part thereof, except where the failure to so comply could not reasonably be expected to have an Expert Material Adverse Effect.

                  (g) Except as set forth in Section 4.20(g) of the Expert Disclosure Letter, to the extent that any work, invention, or material has been developed or created by a third party for Expert or any of the Expert Subsidiaries, Expert and each of the Expert Subsidiaries has a written agreement with such third party with respect thereto and Expert and each of the Expert Subsidiaries thereby has obtained ownership of, and is the exclusive owner of, or has a valid license to use, all Expert Intellectual Property in such work, material or invention by operation of law or by valid assignment or by agreement, as the case may be.

                  (h) Section 4.20(h) of the Expert Disclosure Letter lists all material contracts, licenses and agreements to which Expert or any of the Expert Subsidiaries is a party that are currently in effect (i) with respect to Expert Intellectual Property licensed or offered to any third party; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to Expert or any of the Expert Subsidiaries. Except as set forth in
Section 4.20(h) of the Expert Disclosure Letter, neither Expert nor any of the Expert Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Expert Intellectual Property, to any third party.

                  (i) Except as set forth in Section 4.20(i) of the Expert Disclosure Letter, the contracts, licenses and agreements listed in Section 4.20(h) are in full force and effect. The consummation of the transactions contemplated by this Agreement will not violate or result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements listed in Section 4.20(i) and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any rights of Expert to any Expert Intellectual Property or impair the right of Expert or any of the Expert Subsidiaries or the Surviving Corporation to use, market, distribute, sell or license any Expert Intellectual Property or portion thereof. Expert and each of the Expert Subsidiaries is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements listed in Section 4.20(i) and, to the knowledge of Expert, all other parties to such contracts, licenses and agreements listed in Section 4.20(i) are in compliance with, and have not breached any term of, such contracts, licenses and agreements. Except as set forth in Section 4.20(i) of the Expert Disclosure Letter, following the Effective Time the Surviving Corporation will be permitted to exercise all of Expert's and each of the Expert Subsidiaries', if any, rights under the contracts, licenses and agreements listed in Section 4.20(h) to the same extent Expert and such Expert Subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional funds other than ongoing fees, royalties or payments which Expert or such Expert Subsidiary would otherwise be required to pay.

                  (j) Section 4.20(j) of the Expert Disclosure Letter lists all contracts, licenses and agreements between Expert or any of its Subsidiaries and any third party wherein or whereby Expert or any of its Subsidiaries has agreed to, or assumed, other than in the ordinary course of business, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by Expert or any of the Expert Subsidiaries or such third party of the Intellectual Property of any third party.

                  (k) Except as set forth in Section 4.20(k) of the Expert Disclosure Letter, (a) Expert and each of the Expert Subsidiaries (including each of their executive officers, directors and, to the knowledge of Expert, employees) has not received any notice or claim (whether written, oral or otherwise) challenging Expert's ownership or rights in the Expert Intellectual Property or claiming that any other person or entity has any legal or beneficial ownership with respect thereto; (b) all the Expert Intellectual Property rights owned by Expert and embodied in its products are legally valid and enforceable without any material qualification, limitation or restriction on their use, and Expert has not received any notice or claim (whether written or oral) challenging the validity or enforceability of any of the Expert Intellectual Property rights; and (c) to Expert's knowledge, no third party is infringing or misappropriating any part of the Expert Intellectual Property.

                  (l) Expert and each of the Expert Subsidiaries has taken reasonable and practicable measures designed to protect their respective rights in their respective confidential information and trade secrets or any trade secrets or confidential information of third parties provided to Expert or any of the Expert Subsidiaries. None of Expert or any of the Expert Subsidiaries, or any employees or, to Expert's knowledge, consultants of Expert or any of the Expert Subsidiaries, has permitted any such confidential information or trade secrets to be used, divulged or appropriated for the benefit of Persons to the material detriment of Expert or any of the Expert Subsidiaries.

                  (m) Section 4.20(n) of the Expert Disclosure Letter sets forth a list of all Internet domain names used by Expert in its business (collectively, the "Domain Names"). Expert has, and after the Effective Time the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct Expert's business as it is currently conducted.

         4.21 ANTI-TAKEOVER PLAN. Except for the Shareholders' Rights Agreement dated November 9, 1995 between Expert and The First National Bank of Boston (the "Rights Agreement") or as set forth in Section 4.21 of the Expert Disclosure Letter, neither Expert nor any Expert Subsidiary has in effect any plan, scheme, device or arrangement, commonly or colloquially known as a "poison pill" or, an "anti-takeover" plan or any similar plan, scheme, device or arrangement. Under the Rights Agreement, as a result of the Merger or the execution of this Agreement, neither Activision nor any stockholder of Activision or any Affiliate or Associate (as such terms are defined in the Rights Agreement) of Activision or of any such stockholder of Activision will become an "Acquiring Person"; no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur; and the holders of any rights issued pursuant to the Rights Agreement will not be entitled to receive any benefits under the Rights Agreement as a result of the approval, execution or delivery of this

Agreement or the consummation of the transactions contemplated hereby. From and after the date of this Agreement until the Effective Time, Expert shall not take any action that would cause, as a result of the Merger or the execution of this Agreement, Activision or any stockholder of Activision or any Affiliate or Associate of Activision or of any such stockholder to become an "Acquiring Person" under the Rights Agreements, or that would cause a "Stock Acquisition Date" or "Distribution Date" to occur or give the holders of any Rights (as such term is defined in the Rights Agreement) any benefits under the Rights Agreement, as a result of the Merger or any of the transactions contemplated by this Agreement.

         4.22 SHAREHOLDER VOTE REQUIRED. The only vote of the holders of any class or shares of capital stock of Expert necessary to approve the Merger and the transactions contemplated by this Agreement is the affirmative vote of holders of a majority of the outstanding Expert Shares.

         4.23 UNDISCLOSED LIABILITIES. Except as and to the extent reflected, reserved against or otherwise disclosed in The Recent Financial Statements (including the notes thereto) or as set forth in Section 4.23 of the Expert Disclosure Letter, neither Expert nor any Expert Subsidiary had, at December 31, 1998, any liabilities or obligations of any kind, whether accrued, absolute, asserted or unasserted, contingent or otherwise, whether or not such liabilities would have been required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles consistently applied, which would have, individually or in the aggregate, an Expert Material Adverse Effect.

         4.24 INSURANCE. Expert maintains, and has maintained or caused to be maintained, without interruption, during its existence, policies or binders of insurance covering such risk, and events, including personal injury, property damage, errors and omissions and general liability in amounts Expert reasonably believes adequate for its business and operations, and its current insurance policies (other than directors' and officers' insurance) will not terminate due to the consummation of the Merger. Section 4.24 of the Expert Disclosure Letter sets forth a summary of all current insurance policies (including, without limitation, limits, deductibles and terms) maintained by Expert and the Expert Subsidiaries.

         4.25 TAX TREATMENT. To Expert's knowledge, neither Expert nor any of the Expert Subsidiaries has taken any action or engaged in any activities that would preclude the treatment of the Merger as a reorganization under
Section 368(a) of the Code other than, if applicable, accepting Activision's
Section 2.3 Election. In addition, neither Expert nor any of the Expert Subsidiaries has any plan or intention to take any action or engage in any activities that would preclude the treatment of the Merger as a reorganization under Section 368(a) of the Code.

         4.26 RELATIONSHIPS WITH SUPPLIERS, LICENSORS AND CUSTOMERS. No current distributor, customer of Expert or supplier to Expert or any of the Expert Subsidiaries has notified Expert or such Expert Subsidiary of an intention to terminate or substantially alter its existing business relationship with Expert or such Expert Subsidiary, nor has any licensor under a license agreement with Expert or any of the Expert Subsidiaries notified Expert or such Expert Subsidiary of an

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



intention to terminate or substantially alter Expert's or such Expert Subsidiary's rights under such license, which termination or alteration would have an Expert Material Adverse Effect.

         4.27 BANK ACCOUNTS. Section 4.27 of the Expert Disclosure Letter contains (a) a true and complete list of names and locations of all banks, trust companies, securities brokers, and other financial institutions at which Expert and each Expert Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading, trust, or other similar relationship, (b) a true and complete list and description of each such account, box and relationship,
(c) a list of all signatories for each such account and box and (d) a list of all compensating balances required with respect to each such account.

         4.28 YEAR 2000 PROBLEM. Except as set forth in Section 4.28 of the Expert Disclosure Letter, each hardware, software and firmware product used by Expert or any Expert Subsidiary in its business and all Expert Products (collectively, the "Software") will accurately process date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including, without limitation, leap year calculations, without a decrease in the functionality of the Software except for such inaccuracies that do not have an Expert Material Adverse Effect. Except as set forth in Section 4.28 of the Expert Disclosure Letter, the Software is designed to be used prior to, during and after the calendar year 2000 A.D. and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century except for such errors as do not have an Expert Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section
4.28 of the Expert Disclosure Letter, the Software (a) will not abnormally end or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century and (b) has been designed to ensure year 2000 compatibility, including, but not limited to, date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century.

5.       REPRESENTATIONS AND WARRANTIES OF ACTIVISION AND MERGER SUBSIDIARY

         Activision and Merger Subsidiary hereby represent and warrant to Expert as follows:

         5.1      ORGANIZATION; GOOD STANDING; AUTHORITY; COMPLIANCE WITH LAW.

                  (a) Activision is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Activision and Merger Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Activision is duly licensed or qualified and is in good standing to transact business as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it therein or in which the nature of its business makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not have, individually or in the aggregate, an Activision Material Adverse Effect. For purposes of this Agreement, an "Activision Material Adverse Effect," means a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of Activision and its Material Activision Subsidiaries (as defined below), taken as a whole.

                  (b) Each of Activision's material Subsidiaries (the "Material Activision Subsidiaries") is a corporation or partnership duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have, individually or in the aggregate, an Activision Material Adverse Effect. Each of the Material Activision Subsidiaries is wholly-owned, directly or indirectly, by Activision (other than directors' qualifying shares).

                  (c) Except as described in the Activision SEC Reports (as defined below), the business of Activision and the Material Activision Subsidiaries has been operated in compliance with all laws, ordinances, regulations and orders of all governmental entities, except for violations which would not have, individually or in the aggregate, an Activision Material Adverse Effect. Activision and the Material Activision Subsidiaries have all Government Approvals of all Governmental Agencies, required by law with respect to the operation of their businesses, except those the absence of which would not, individually or in the aggregate, have an Activision Material Adverse Effect or prevent or delay consummation of the Merger. All such Government Approvals are in full force and effect, and Activision and the Material Activision Subsidiaries are in compliance with all conditions and requirements of the Government Approvals and with all rules and regulations relating thereto other than failures that would not have an Activision Material Adverse Effect. Activision has not received any notices of violations of any Federal, state and local laws, regulations and ordinances relating to its business, operations or assets which, if it were determined that a violation had occurred, would have an Activision Material Adverse Effect.

                  (d) The Certificate of Incorporation or other charter documents and Bylaws (and in each such case, all amendments thereto) of Activision are described in the Activision SEC Reports, and true and correct copies have previously been delivered or made available to Expert and its counsel.

         5.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Activision and Merger Subsidiary each has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. To the extent required by law, the Board of Directors of each of Activision and Merger Subsidiary have approved this Agreement, the Merger, and the transactions contemplated by this Agreement. No vote of the Activision stockholders is required to approve the issuance of the Activision Common Stock as contemplated by this Agreement. The execution by Activision and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of Activision and Merger Subsidiary. Assuming this Agreement constitutes a valid and binding obligation of expert, this Agreement constitutes the valid and legally binding obligation of Activision and Merger Subsidiary, enforceable against Activision and Merger Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         5.3 CAPITALIZATION. The authorized capital stock of Activision consists of 50,000,000 shares of Activision Common Stock and 5,000,000 shares of preferred stock, $.000001 par value (the "Activision Preferred Shares"). As of the date hereof, there are not more than 22,509,792 shares of Activision Common Stock issued and outstanding and no Activision Preferred Shares issued and outstanding. All such outstanding shares of Activision are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $1.00. As of the date hereof, 100 shares of common stock of Merger Subsidiary are issued and outstanding, fully paid and non-assessable and owned by Activision. Except as described in the Activision SEC Reports, Activision has no outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Activision on any matter. Except as described in the Activision SEC Reports, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, stock appreciation rights or similar derivative securities or instruments or commitments which obligate Activision to issue, transfer or sell any Shares of Activision Common Stock or make any payments in lieu thereof other than options granted to employees, directors and consultants after the date of the most recent SEC Report.

                  (a) The shares of Activision Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and unassessable and free of preemptive rights of any nature.

                  (b) As of the date hereof, Activision has outstanding and effective three employee or director stock purchase or option plans, each of which has been approved and adopted by the Board of Directors of Activision and approved by the stockholders of Activision: (i) the 1991 Stock Option and Stock Award Plan (the "Option Plan"), (ii) the Employee Stock Purchase Plan (the "ESPP"), and (iii) the 1998 Incentive Plan (the "Incentive Plan"). The Option Plan, as amended, authorizes the granting of options and other awards with respect to an aggregate of 7,566,677 shares of Activision Common Stock. As at December 31, 1998, no shares were available for grant under the Option Plan. The Incentive Plan authorizes the granting of options and other awards with respect to an aggregate of 3,000,000 shares of Activision Common Stock. As at December 31, 1998, there were an aggregate of 1,667,950 remaining shares of Activision Common Stock reserved and available for grant under the Incentive Plan. The Option Plan and the ESPP are described in Activision's Annual Report on Form 10-K for the fiscal year ended

March 31, 1998. The Incentive Plan is described in Activision's definitive proxy statement for its annual meeting of stockholders held on September 23, 1998.

         5.4 NO VIOLATION. Neither the execution and delivery by Activision and Merger Subsidiary of this Agreement nor the consummation by Activision and Merger Subsidiary of the transactions contemplated by this Agreement in accordance with its terms will: (i) conflict with or result in a breach of any provisions of Activision's or Merger Subsidiary's respective certificate of incorporation or by-laws; (ii) violate, result in a breach of any provision of, or constitute a default under, or require any approval or consent under or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by or result in a material adverse change to, or result in the creation of any lien, security interest, charge or encumbrance upon any of Activision's or Merger Subsidiary's properties under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument to which Activision or Merger Subsidiary is a party, or by which Activision or Merger Subsidiary or any of their properties is bound or affected, except for any of the foregoing matters in this clause which, individually or in the aggregate, would not have an Activision Material Adverse Effect; (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to Activision or Merger Subsidiary; or (iv) other than the filings provided for in this Agreement and the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority which has not been obtained or made, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have an Activision Material Adverse Effect.

         5.5 TAX TREATMENT. Neither Activision nor Merger Subsidiary has taken any action or engaged in any activities that would preclude the treatment of the Merger as a reorganization under Section 368(a) of the Code other than, if applicable, making a Section 2.3 Election. In addition, neither Activision nor Merger Subsidiary has engaged in or planned to engage in any activities that would preclude the treatment of the Merger as a reorganization under Section 368(a) of the Code.

         5.6 SEC DOCUMENTS. Since March 31, 1997, Activision has timely filed with the SEC all forms, reports and documents required to be filed by Activision since March 31, 1997 under the Securities Laws, including, without limitation, (i) all Annual Reports on form 10-K, (ii) all Quarterly Reports on form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all Current Reports on form 8-K and (v) all other reports, schedules, registration statements and other documents, each as amended (collectively, the "Activision SEC Reports"), all of which were prepared in compliance in all material respects with the applicable requirements of the Exchange Act and the Securities Act. Activision has no knowledge that any Activision SEC Reports required to be filed with the SEC prior to March 31, 1997 have not been filed. As of their respective dates, except as set forth in
Section 5.6 of the disclosure letter delivered at or prior to the execution hereof to Expert, which shall refer to the relevant sections of this Agreement (the "Activision Disclosure Letter"), the Activision SEC Reports (i) complied as to form in all material respects with the applicable requirements of the

Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Activision included in or incorporated by reference into the Activision SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of Activision and its consolidated subsidiaries as of its date and each of the consolidated statements of operations, cash flows and shareholders' equity included in or incorporated by reference into the Activision SEC Reports (including any related notes and schedules) fairly presents the results of operations, cash flows and shareholders' equity, as the case may be, of Activision and its consolidated subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

         5.7 FINANCIAL STATEMENTS. Except as set forth in Section 5.7 of the Activision Disclosure Letter, each of the consolidated balance sheets of Activision included in or incorporated by reference into the Activision SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of Activision and the Material Activision Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders' equity included in or incorporated by reference into the Activision SEC Reports (including any related notes and schedules) fairly presents the results of operations, cash flows and stockholders' equity, as the case may be, of Activision and the Material Activision Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by applicable law.

         5.8 LITIGATION. Except as set forth in Section 5.8 of the Activision Disclosure Letter, there are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Activision or any Material Activision Subsidiary is a party or by which any of its properties or assets are bound or likely to be affected and (ii) no actions, suits or proceedings pending against Activision or any Material Activision Subsidiary as to which any of their respective properties or assets are subject or, to the knowledge of Activision threatened against Activision or any Material Activision Subsidiary or to which any of their respective properties or assets are subject, at law or in equity, that in each such case could, individually or in the aggregate, have an Activision Material Adverse Effect.

         5.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Activision SEC Reports filed with the SEC prior to the date hereof, since December 31, 1998, Activision and the Material Activision Subsidiaries have conducted their business only in the ordinary course of such business and consistent with past practices and there has not been any:

                  (a) material adverse change in the financial condition, properties, assets (including intangible assets), businesses, operations or results of operations of Activision and the Material Activision Subsidiaries, taken as a whole, PROVIDED, HOWEVER, that none of the following, in and of itself, shall constitute a material adverse change within the meaning of this clause (a): (i) a change in the market price of Activision Common Stock; (ii) a report of quarterly or fiscal year earnings for any period that are lower than the comparable previous period or lower than analysts' expectations, provided, that this clause (ii) shall not be applicable with respect to a fiscal quarter if Activision reports a net loss for such fiscal quarter in excess of $.05 per share on a fully diluted basis; and (iii) the consummation by Activision or its subsidiaries of an acquisition, disposition, financing or similar transaction approved by Activision's Board of Directors;

                  (b) amendment or change in the Certificate of Incorporation or By-Laws of Activision;

                  (c) except as set forth in Section 5.9(c) of the Activision Disclosure Letter, issuance or sale of any debt or equity securities of Activision or any of its Subsidiaries, other than exercises of stock options, or any options, warrants or other rights to acquire from Activision or any of its Subsidiaries, directly or indirectly, any debt or equity securities of Activision or any of its Subsidiaries, other than the granting of stock options to employees, directors and consultants;

                  (d) agreement or arrangement made by Activision to take any action after the date hereof which, if taken prior to the date hereof, would have made any representation or warranty of Activision set forth in Article 5 of this Agreement untrue or incorrect as of the date when made; or

                  (e) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Activision, any split, combination or recapitalization of the capital stock of Activision or any direct or indirect redemption, purchase or other acquisition of the capital stock of Activision or any change in any rights, preferences, privileges or restrictions of any outstanding security of Activision.

         5.10 OWNERSHIP OF EXPERT SHARES. As of the date hereof, and during the three (3) year period immediately preceding the date hereof, neither Activision nor, to Activision's knowledge, any affiliate or associate (as defined in Section 203 of the DGCL) thereof, is an "interested stockholder" of Expert within the meaning of Section 203 of the DGCL.

         5.11 NO BROKERS. Neither Activision nor Merger Subsidiary has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Expert to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Neither Activision nor Merger Subsidiary is aware of any claim for payment directly by Activision or Merger Subsidiary of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         5.12 INTELLECTUAL PROPERTY. Except as set forth in Section 5.12 of the Activision Disclosure Letter, Activision owns or is licensed or otherwise possesses legally enforceable rights to use, sufficient patents, trademarks, trade names, trade secrets, service marks, copyrights, and any applications therefor, schematics, methodologies, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are required for the conduct of business of Activision as currently conducted and contemplated (the "Activision Intellectual Property Rights"), except where the failure to own, license or otherwise possess such rights is not reasonably likely to have an Activision Material Adverse Affect. Except as set forth in the Activision Disclosure Letter or as would otherwise not have an Activision Material Adverse Effect, either individually or in the aggregate, no claims with respect to Activision Intellectual Property Rights have been asserted or are, to Activision's knowledge, threatened by any person. To Activision's knowledge, all U.S. registered copyrights, issued patents and trademarks held by Activision are valid and subsisting and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and other jurisdictions, as applicable, except where the failure to maintain and renew the same has not and is not reasonably likely to have an Activision Material Adverse Effect. Except as set forth in Section 5.12 of the Activision Disclosure Letter, to Activision's knowledge, the present and contemplated business, activities and products of Activision do not infringe any intellectual property of any other person. Except as set forth in Section 5.12 of the Activision Disclosure Letter, no proceeding charging Activision with infringement of the intellectual property rights of any other person has been filed or, to Activision's knowledge, is threatened to be filed.

         5.13 ANTI-TAKEOVER MATTERS. Activision has taken all action necessary to exempt the transactions contemplated by this Agreement from the operation of any "fair price," "moratorium," "control share acquisition," or other similar anti-takeover statute or regulation enacted under the state or federal laws of the United States. Neither Activision nor any Material Activision Subsidiary has in effect any plan, scheme, device or arrangement commonly or colloquially known as a "poison pill" or an "anti-takeover" plan or any similar plan, scheme, device or arrangement.

         5.14 NO SHAREHOLDER VOTE REQUIRED. No vote of the holders of any class of capital stock of Activision is required to approve the Merger.

         5.15 UNDISCLOSED LIABILITIES. Except as set forth in Section 5.15 of the Activision Disclosure Letter and except as and to the extent reflected, reserved against or otherwise disclosed in Activision's consolidated balance sheet dated December 31, 1998 (including the notes thereto), Activision and its consolidated subsidiaries did not, at December 31, 1998, have any liabilities or obligations of any kind, whether accrued, absolute, asserted or unasserted, contingent or otherwise, whether or not such liabilities would have been required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles consistently applied, which would have, individually or in the aggregate, an Activision Material Adverse Effect.

         5.16 CONTINUITY OF BUSINESS ENTERPRISE. Unless Activision shall have made the Section 2.3 Election, it is the present intention of Activision to continue at least one significant historic business line of Expert, or to use at least a significant portion of Expert's historic assets in a business, in each case within the meaning of the United States Treasury Regulations Section 1.368-1(d).

         5.17 FINANCING. Activision has, and will have at the Effective Time, bank facilities in place which, either alone or with cash presently on hand, will provide sufficient funds to consummate the Merger in accordance with the terms of this Agreement and to consummate the other transactions contemplated hereby. Activision's bank facilities permit it to borrow money under such facilities and use such funds to consummate the Merger and other transactions contemplated hereby.

6.       COVENANTS AND OTHER AGREEMENTS

         6.1      CONDUCT OF BUSINESSES.

                  (a) GENERAL. During the period from the date of this Agreement until the Effective Time, except as specifically permitted by this Agreement, unless the other party has consented in writing thereto:

                           (i) Expert and Activision shall use their reasonable best efforts, and shall cause their respective Subsidiaries to use their reasonable best efforts, to preserve intact their business organizations and goodwill;

                           (ii) Expert and Activision shall confer on a regular basis with one or more representatives of the other to report on material operational matters relating to the business of Expert and the Expert Subsidiaries;

                           (iii) Activision will cooperate with and, at the request of Expert, provide reasonable assistance to Expert to seek to reduce or avoid disruptions to Expert's business that may result from or arise out of the announcement or pendency of the transactions contemplated hereby; provided that Expert shall reimburse Activision for any costs and expenses directly incurred by Activision in connection with providing any such assistance (such as personnel expenses for any Activision employees that may be used by Expert in connection with its business), and Activision shall not be required to incur any material expenses or liabilities in connection with such cooperation or assistance;

                           (iv) Expert and Activision shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its businesses or in the operation of their properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

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



                           (v) Expert and Activision shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement; and

                           (vi) In the event either party becomes aware that any of its respective representations or warranties set forth in Sections 4 and 5 hereof will not be true and correct in all material respects on the Closing Date as if made at and as of the Closing Date, such party shall give prompt written notice thereof to the other party, and shall give access to all appropriate information related thereto that is in its possession or control.

                  (b) CONDUCT BY EXPERT. Prior to the Closing Date, without the prior consent of Activision, Expert:

                           (i)      Shall, and shall cause each Expert
         Subsidiary to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted and keep available the services of its officers and employees;

                           (ii) Shall not amend Expert's Certificate of Incorporation or By-laws, and shall cause each Expert Subsidiary not to amend its certificates of incorporation, bylaws or equivalent organizational documents;

                           (iii) Shall not, and shall cause each Expert Subsidiary not to, (A) issue or authorize for issue any Expert Shares (except for shares issued upon the exercise of currently outstanding share options therefor) or any security convertible into or exercisable for the foregoing, effect any share split, reverse share split, share dividend, recapitalization or other similar transaction or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Expert Shares or shares of any Expert Subsidiary, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire, redeem or repurchase any Expert Shares, except that Expert may grant options to purchase up to an aggregate of 40,000 Expert Shares under the Expert 1992 Stock Option Plan or the Expert 1997 Stock Option Plan to new or replacement employees provided such options (x) do not provide for accelerated vesting upon a change of control, (y) provide for an exercise price no less than fair market value at the date of grant, and
         (z) otherwise contain terms that are consistent with Expert's past practice, (C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees except that Expert may engage in its annual compensation review process consistent with past practice and make appropriate increases in compensation not in excess of 5% in the aggregate and not in excess of 5% in the aggregate for any department or similar business unit, provided that Expert shall consult with Activision prior to effecting any such compensation increases, (D) adopt any new employee benefit plan or (except as contemplated in this Agreement) amend any existing Employee Plan or severance or termination pay policies in any material respect, except for changes which are less favorable to participants in such plans; or

         (E) authorize, declare, set aside or pay any dividends or make any other distribution or payments with respect to any Expert Shares, directly or indirectly redeem, purchase or otherwise acquire any Expert Shares or shares of any of the Expert Subsidiaries, or make any commitment for any such action;

                           (iv) Shall not, and shall not permit any of the Expert Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Recent Financial Statements (or the notes thereto) or incurred after the date thereof in the ordinary course of business consistent with past practice;

                           (v) Shall not, and shall not permit any of the Expert Subsidiaries to, enter into or amend, modify or terminate any contract which may result in total fixed or guaranteed payments or liability by or to it in excess of $100,000 other than contracts for expenses of attorneys and accountants incurred in connection with the Merger;

                           (vi) Shall not, and shall not permit any of the Expert Subsidiaries to, enter into any contract with any officer, trustee, director, consultant or affiliate of Expert or any of the Expert Subsidiaries;

                           (vii)    Shall, and shall cause each Expert
         Subsidiary to, timely prepare, in a manner consistent with past practice, and file all Tax Returns required to be filed the due date of which (including reasonable extensions) occurs on or before the Effective Time and pay all Taxes due with respect to any such Tax Returns;

                           (viii) Shall not make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, suit, litigation, proceeding, investigation, audit or controversy relating to Taxes (unless required by law);

                           (ix)     Shall not enter into, terminate or
         materially amend or renew any contract other than with third parties in the ordinary course of operating its business consistent with past practice; and

                           (x) Shall not incur any indebtedness or other obligation for borrowed money other than trade payables and other accruals made in the ordinary course of business consistent with past practice; provided, however, that Activision shall not unreasonably withhold its consent to borrowings by Expert under its existing line of credit with First National Bank of Boston for working capital purposes.

         6.2 MEETING OF STOCKHOLDERS. Expert will take all action necessary in accordance with applicable law and its Certificate of Incorporation, to convene a special meeting of its stockholders (the "Special Meeting") as promptly as practicable to consider and vote upon the approval of this

Agreement and the transactions contemplated hereby. The Board of Directors of Expert shall recommend that its stockholders approve this Agreement and the transactions contemplated hereby and Expert shall use its reasonable best efforts to obtain such approval; PROVIDED, HOWEVER, that nothing contained in this Section 6.2 shall prohibit the Directors of Expert from failing to make such recommendation or using their reasonable best efforts to obtain such approval if the Directors of Expert have determined in good faith, based upon the advice of its outside legal counsel, that such action is necessary for such Directors to comply with their fiduciary duties to Expert's stockholders under applicable law.

         6.3      FILINGS; OTHER ACTION.

                  (a) Subject to the terms and conditions herein provided, Expert and Activision shall: (i) to the extent required, promptly, but in no event later than March 31, 1999, make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (ii) use all reasonable best efforts to cooperate with one another in
(x) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and any third parties in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and (y) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (iii) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in form reasonably satisfactory to Expert and Activision; and (iv) use all reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors Activision and Expert shall take all such necessary action.

                  (b) As promptly as practicable following the date hereof, but in no event prior to March 31, 1999 or such earlier date as Activision makes the Section 2.3 Election or definitively notifies Expert in writing that it will not make such election, and in any event prior to April 30, 1999, Expert and Activision shall prepare and file with the SEC (with appropriate requests for confidential treatment, unless the parties hereto otherwise agree) under the Exchange Act, a proxy statement/prospectus (or in the event Activision makes the Section 2.3 Election, a proxy statement) and forms of proxies (such proxy statement/prospectus or proxy statement and forms of proxy, together with any amendments or supplements thereto, the "Proxy Statement") relating to the Special Meeting and the vote of the stockholders of Expert with respect to this Agreement and the transactions contemplated by this Agreement. Promptly after clearance by the SEC of the Proxy Statement, unless Activision has made the
Section 2.3 Election, Activision shall prepare and thereafter file with the SEC under the Securities Act a registration statement on Form S-4 (such registration statement, together with any amendments or supplements thereto, the "Form S-4"), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Activision Shares to be issued to the stockholders of Expert in the

Merger (such Activision Shares referred to herein as the "Registered Securities"). Activision and Expert will cause the Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Activision, on the one hand, and Expert, on the other hand, shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Proxy Statement and if applicable the Form S-4. If applicable, Activision shall use its reasonable best efforts, and Expert will cooperate with it, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC). Each of Activision and Expert agrees promptly to correct any information provided by it for use in the Proxy Statement and if applicable the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Proxy Statement and if applicable the Form S-4 and to cause the Proxy Statement and if applicable the Form S-4, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Expert stockholders, in each case as and to the extent required by applicable federal and state securities laws and the DGCL. Each of Activision and Expert agrees that the information provided by it for inclusion in the Proxy Statement and if applicable the Form S-4 and each amendment or supplement thereto at the time of mailing of the Proxy Statement or effectiveness of the Form S-4 will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Activision and Expert will advise the other parties, and deliver copies (if any) to them, promptly after receipt thereof, of (i) any request by or correspondence or communication from the SEC with respect to the Proxy Statement and if applicable the Form S-4, (ii) any responses thereto and (iii) notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, and the suspension of the qualification of the Registered Securities for offering or sale in any jurisdiction.

         Expert shall use its best efforts to timely mail the Proxy Statement to its stockholders.

         6.4      ACCESS TO INFORMATION.

                  (a) Upon reasonable notice and subject to restrictions contained in confidentiality agreements by which Expert and Activision are bound, Expert and Activision shall (and shall cause their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other reasonable access, during normal business hours during the period prior to the Effective Time, to all their properties, books, contracts, commitments and records and permit such persons to make such inspections as they may reasonably require and, during such period, each of Expert and Activision shall (and shall cause their respective subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as the other may reasonably request; provided that if a party is withholding information because it is obligated to do so pursuant to a confidentiality agreement by which it is bound, the party shall give the other notice of such withholding.

                  (b) All such information shall be Evaluation Material, as defined in the Non-Disclosure Agreement (as defined in Section 9.5), except as otherwise provided in such Non-Disclosure Agreement. In the event of termination of this Agreement for any reason each party shall promptly return all Evaluation Material obtained from the other, and any copies made of, or reports or analyses based on, such Evaluation Material, to the other and not use any such Evaluation Material for any purpose that would be competitive with or cause material harm to the other.

         6.5 PUBLICITY. Activision and Expert shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated herein and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the rules of the applicable stock exchange if it has used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

         6.6 LISTING OF ACTIVISION COMMON STOCK. Unless Activision shall have made the Section 2.3 Election, Activision shall use its reasonable best efforts to cause the Activision Shares to be listed, upon official notice of issuance, on NASDAQ prior to the Effective Time.

         6.7 FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger. In connection with the Closing, Expert and each Expert Subsidiary shall use its reasonable best efforts to deliver to Activision such bills of sale, assignments, certificates, affidavits and indemnities as are required to effectuate the consummation of the transactions described herein.

         6.8 TAX TREATMENT. The parties hereto shall provide any certificates, representations, or information reasonably requested by counsel for the parties for the purpose of rendering the tax opinions, if applicable, described in Sections 7.2(d) and 7.3(d). Unless and until Activision makes a
Section 2.3 Election, no party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code. Expert covenants that at the time of the Merger, its assets will satisfy the "substantially all" test within the meaning of Revenue Procedure 77-37, 1977-2 C.B. 568.

         6.9 OTHER OFFERS. From the date hereof until the termination of this Agreement, Expert and the Expert Subsidiaries will not, and will use their best efforts to cause their officers, directors, employees, controlling stockholders, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) take any action to solicit, initiate, encourage or facilitate any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Expert or any of the Expert Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Expert will promptly cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.9. Expert will notify Activision promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; PROVIDED, HOWEVER, that nothing contained in this Section 6.9 shall prohibit the Board of Directors of Expert from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire Expert pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets or stock, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of Expert determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law as advised by outside legal counsel to Expert, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Expert provides written notice to Activision to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which the Board of Directors of Expert determined in good faith was required to be executed in order for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law as advised by outside legal counsel to Expert), Expert keeps Activision informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Board of Directors of Expert shall be permitted from time to time to take the following actions in the circumstances described below: (i) to withdraw or modify in a material and negative respect its approval or recommendation of this Agreement or the Merger in a manner adverse to Activision or (ii) to approve or recommend or enter into an agreement with respect to an Acquisition Proposal if, in each such case, (x) an Acquisition Proposal is publicly proposed, publicly disclosed or communicated to Expert and (y) the Board of Directors of Expert determines in good faith, based on the advice of its outside legal counsel, that such action is required in order to comply with its fiduciary duties to the stockholders of Expert. No action by the Board of Directors of Expert permitted by the preceding sentence (each, a "Permitted Action") shall constitute a breach of this Agreement by Expert, provided that such Permitted Action shall give rise to the rights of Activision set forth in Section 8.3. hereof.

         6.10     NOTICE OF CERTAIN EVENTS.

                  (a) Expert shall as promptly as reasonably practicable notify Activision of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this

Agreement; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting Expert or any Expert Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 4.9 or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) of any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations and warranties contained in this Agreement untrue in any material respect (without regard to any materiality qualification contained in such representation or warranty) or causes any breach of its obligations under this Agreement in any material respect (without regard to any materiality qualification contained in such obligation).

                  (b) Each of Activision and Merger Subsidiary shall as promptly as reasonably practicable notify Expert of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting Activision or Merger Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.8 or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) of any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations and warranties contained in this Agreement untrue in any material respect (without regard to any materiality qualification contained in such representation or warranty) or causes any breach of its obligations under this Agreement in any material respect (without regard to any materiality qualification contained in such obligation).

         6.11 AFFILIATE LETTERS. Unless Activision makes the Section 2.3 Election, at least 30 days prior to the Closing Date, Expert shall deliver to Activision a list of names and addresses of the executive officers, directors and those persons who were, in Expert's reasonable judgment, at the record date for the Special Meeting, "Affiliates" (each such person, an "Affiliate") of Expert within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. Expert shall use its reasonable best efforts to deliver or cause to be delivered to Activision prior to the Closing Date, from each of the Affiliates of Expert identified in the foregoing list, an Affiliate Letter in the form attached hereto as EXHIBIT A. Activision shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Activision Shares to be received by such Affiliates pursuant to the terms of this Agreement and to issue appropriate stock transfer instructions to the transfer agent for the Activision Common Stock consistent with the terms of such Affiliate Letter.

         6.12 TERMINATION OF AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT. Expert shall obtain on or before the Closing Date the approval of the stockholders of Expert parties to that certain Amended and Restated Stockholders' Agreement dated October 31, 1995 (the

"Stockholders' Agreement"), holding a majority of the Registrable Securities (as defined in the Stockholders' Agreement) outstanding to amend the Stockholders' Agreement to provide that it shall terminate upon the consummation of the transactions contemplated by this Agreement.

         6.13     INDEMNIFICATION AND INSURANCE.

                  (a) The By-Laws and Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws and Certificate of Incorporation of Expert, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law.

                  (b) Notwithstanding the foregoing, the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of Expert or any of its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in Expert's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six (6) years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain as its counsel Goodwin, Procter & Hoar LLP, or other counsel reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall advance to the Indemnified Party the reasonable fees and expenses of such counsel, and other reasonable costs incurred in the defense of such matter, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

                  (c) This Section 6.13 shall survive the consummation of the Merger at the Effective Time, is intended to benefit Expert, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and Activision and shall be enforceable by the Indemnified Parties.

                  (d) Activision shall, until the sixth anniversary of the Effective Time, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by Expert and the Expert Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are not less advantageous to the insured parties) with respect to claims arising from facts that occurred on or prior to the Effective Time, including without limitation all claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the Merger and any and all related events. In lieu of the purchase of such insurance by Activision, Activision may purchase a six-year extended reporting period endorsement ("Reporting Tail Coverage") under Expert's existing directors' and officers' liability insurance coverage, providing that such Reporting Tail Coverage shall extend the directors' and officers' liability coverage in force as of the date hereof for a period of at least six (6) years from the Effective Time for any claim based upon, arising out of, directly or indirectly resulting from, in consequence of, or any way involving wrongful acts or omissions occurring or prior to the Effective Time, including without limitation all claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or any way involving the Merger or any and all related events. Expert shall cooperate with Activision in obtaining such insurance coverage.

         6.14 EMPLOYEE MATTERS. As soon as practicable after the Effective Time, Activision or the Surviving Corporation shall provide the employees of Expert ("Expert Employees") with the same 401(k) plan, health, dental, stock option plan, stock purchase plan, life insurance, vacation, disability plan, dependent care plan, travel accident plan, accidental death and dismemberment plan, education reimbursement plan and other benefits, if any, as Activision then provides generally to its employees. With respect to the provision of such benefits to Expert Employees, all prior service of the Expert Employees with Expert shall be recognized under such plans for purposes of eligibility and vesting, and all prior service of the Expert Employees with Expert shall be recognized for purposes of determining such employees' vacation entitlement under Activision's vacation plans and policies and for purposes of vesting under Activision's 401(k) plan. Neither Activision nor the Surviving Corporation shall treat any Expert Employees as a "new" employee for purposes of any exclusion under any health, dental or vision plan of Activision or the Surviving Corporation, as the case may be, for a pre-existing medical condition.

         6.15 EMPLOYMENT AGREEMENTS; NON-COMPETITION AGREEMENTS. Contemporaneously with the execution of this Agreement, each of Kenneth Currier, Susan Currier and four (4) additional Senior Employees of Expert have executed employment agreements in forms approved by Activision, and Kenneth Currier and Susan Currier have executed a non-competition agreement in form approved by Activision. Expert shall use its reasonable best efforts, subject to the covenants contained in this Agreement, including Section 6.1(b)(iii), to cause such agreements to be in full force and effect as of the Closing Date.

7.       CONDITIONS

         7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

                  (a) SHAREHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of stockholders of Expert.

                  (b) HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c) EFFECTIVENESS OF THE REGISTRATION STATEMENT; CLEARANCE OF THE PROXY STATEMENT. Unless Activision shall have made the Section
2.3 Election, the Registration Statement on Form S-4 shall have been declared effective by the SEC under the Securities Act. In the event Activision shall have made the Section 2.3 Election, the Proxy Statement shall have been cleared by the SEC. No stop order suspending the effectiveness of the Registration Statement (if applicable) shall have been issued by the SEC, and no proceeding for that purpose and no similar proceeding in respect of the Proxy Statement shall have been initiated or, to the knowledge of Activision or Expert, threatened by the SEC.

                  (d) GOVERNMENTAL ACTIONS. None of the parties hereto shall be subject to any order, ruling or injunction of a court of competent jurisdiction which restrains or prohibits the consummation of the transactions contemplated by this Agreement (an "Injunction"). In the event any such Injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such Injunction lifted, stayed or reversed.

         7.2 CONDITIONS TO OBLIGATIONS OF EXPERT TO EFFECT THE MERGER. The obligation of Expert to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by
Expert:

                  (a) Each of the representations and warranties of Activision contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any changes, circumstances or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Activision Material Adverse Effect (without regard to any materiality qualification contained in such representation or warranty), and Expert shall have received a certificate, dated the Closing Date, signed on behalf of Activision by the Co-Chairman, President, Chief Financial Officer or General Counsel of Activision to the foregoing effect.

                  (b) Activision shall have performed or complied in all material respects (without regard to any materiality qualification contained in such representation or warranty) with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Expert shall have received a certificate, dated the Closing Date, signed on behalf of Activision by the Co-Chairman, President, Chief Financial Officer or General Counsel of Activision to the foregoing effect.

                  (c) From the date of this Agreement through the Effective Time and, except as disclosed in the Activision Disclosure Letter and the Activision SEC Reports filed prior to the date of this Agreement, since December 31, 1998 there shall not have occurred any change, circumstance or event concerning Activision and its consolidated subsidiaries, taken as a whole, that has had or could be reasonably likely to have an Activision Material Adverse Effect, and Expert shall have received a certificate, dated the Closing Date, signed on behalf of Activision by the Co-Chairman, President, Chief Financial Officer or General Counsel of Activision to the foregoing effect; PROVIDED, HOWEVER, that for purposes of this Section 7.2(c), (i) a change in the market price of the Activision Common Stock; (ii) a report of quarterly or fiscal year earnings for any period that are lower than the comparable previous period or lower than analysts' expectations (provided that this clause (ii) shall not be applicable with respect to a fiscal quarter if Activision reports a net loss for such fiscal quarter in excess of $.05 per share on a fully diluted basis); or
(iii) the consummation by Activision or its affiliates of an acquisition, disposition, financing or similar transaction approved by Activision's Board of Directors, in each case in and of itself, shall not be deemed an Activision Material Adverse Effect.

                  (d) Unless Activision shall have made the Section 2.3 Election, Expert shall have received a written opinion from its counsel, Goodwin, Procter & Hoar LLP, in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a tax free reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn; PROVIDED, HOWEVER, that if such counsel does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Expert if counsel to Activision renders such opinion to Expert. Each party agrees to make all reasonable representations as requested by such counsel for the purpose of rendering such opinion.

                  (e) Unless Activision shall have made the Section 2.3 Election, Activision shall have caused the Activision Shares to be listed, subject to official notice of issuance, on NASDAQ.

         7.3 CONDITIONS TO OBLIGATION OF ACTIVISION AND MERGER SUBSIDIARY TO EFFECT THE MERGER. The obligations of Activision and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Activision:

                  (a) Each of the representations and warranties of Expert contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any changes, circumstances or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Expert Material Adverse Effect (without regard to any materiality qualification contained in such representation or warranty), and Activision shall have received a certificate, dated the Closing Date, signed on behalf of Expert by the Chief Executive Officer of the President of Expert to the foregoing effect. Notwithstanding any provision of this Agreement to the contrary, a breach or violation of the representations and warranties of Expert set forth in the first five sentences of Section 4.3 or of the covenants set forth in Section 6.1(b)(iii)(A), (B), (D) and (E) shall be deemed to have an Expert Material Adverse Effect.

                  (b) Expert shall have performed or complied in all material respects (without regard to any materiality qualification contained in such representation or warranty) with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Activision shall have received a certificate, dated the Closing Date, signed on behalf of Expert by the Chief Executive Officer or the President of Expert to the foregoing effect.

                  (c) From the date of this Agreement through the Effective Time and, except as disclosed in the Expert Disclosure Letter or in the Expert SEC Reports filed prior to the date of this Agreement, since December 31, 1998 there shall not have occurred any change, circumstance or event, concerning Expert, any of the Expert Subsidiaries, that has had or could be reasonably likely to have an Expert Material Adverse Effect and Activision shall have received a certificate, dated the Closing Date, signed on behalf of Expert by the Chief Executive Officer or the President of Expert to the foregoing effect.

                  (d) Unless Activision has made the Section 2.3 Election, Activision shall have received a written opinion from its counsel, Robinson Silverman Pearce Aronsohn & Berman LLP, in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a tax free reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn; PROVIDED, HOWEVER, that if such counsel does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Activision if counsel to Expert renders such opinion to Activision. Each party agrees to make all reasonable representations as requested by such counsel for the purpose of rendering such opinion.

                  (e) As of the Closing Date, neither Kenneth Currier nor Susan Currier shall have terminated their employment with Expert and the respective employment agreements and non-competition agreement of Kenneth Currier and Susan Currier described in Section 6.15 shall be in full force and effect.

                  (f) To the extent required under Section 6.11, Activision shall have received from each of the persons named in the list provided pursuant to Section 6.12 hereof an executed copy of an Affiliate Letter substantially in the form of EXHIBIT A attached hereto.

                  (g) The Stockholders' Agreement shall have been terminated as set forth in Section 6.13 hereof.

                  (h)      In the event Activision shall have made the Section
2.3 Election, holders of no more than 5% of the Expert Shares shall have demanded an appraisal of their shares under Section 262 of the DGCL.

8.       TERMINATION

         8.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of Expert:

                  (a)      by mutual written consent of Activision and Expert;

                  (b) by either Activision or Expert if any United States federal or state court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate shall have used its best efforts to appeal such order, decree, ruling or other action;

                  (c) by Activision upon a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Expert and as a result of such breach the conditions set forth in Section 7.3(a) or Section 7.3(b), as the case may be, would not then be satisfied; provided, that if such breach is capable of being cured within ten (10) business days after written notice to Expert, Activision shall not have the right to terminate this Agreement under this Section 8.1(c) unless such breach has not been so cured;

                  (d) by Expert upon a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Activision or Merger Subsidiary and as a result of such breach the conditions set forth in Section 7.2(a) or Section 7.2(b), as the case may be, would not then be satisfied; provided, that if such breach is capable of being cured within ten (10) business days after written notice to Activision, Expert shall not have the right to terminate this Agreement under this Section 8.1(d) unless such breach has not been so cured;

                  (e) by Activision or Expert, if the Board of Directors of Expert shall have taken any Permitted Action in accordance with the provisions of Section 6.9;

                  (f) by Expert if (i) the Board of Directors of Expert pursuant to Section 6.9 withdraws or modifies its approval or recommendation of this Agreement or (ii) Expert enters into a definitive agreement providing for the implementation of an Acquisition Proposal in accordance with the provisions of Section 6.9;

                  (g) by either Activision or Expert, if the Merger shall not have been consummated on or before August 31, 1999 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed by it at or prior to the Effective Time or a breach by such party of this Agreement);

                  (h) by Activision if the Board of Directors of Expert shall have failed to recommend, or shall have withdrawn, modified or amended in any material and negative respects its approval or recommendations of the Merger or shall have resolved to do any of the foregoing; PROVIDED, HOWEVER, that such failure, withdrawal, modification or amendment has not been due to or the result of Activision's or the Merger Subsidiary's breach of any of their obligations hereunder;

                  (i) by Activision or Expert if this Agreement and the transactions contemplated hereby shall have failed to receive the requisite vote for approval and adoption by the stockholders of Expert upon the holding of a duly convened stockholders meeting;

                  (j) by Activision if Expert suffers an Expert Material Adverse Effect, or by Expert if Activision suffers an Activision Material Adverse Effect; or

                  (k) by either party, if the other party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against such other party (and not dismissed within sixty (60) days).

         The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective employees, officers, directors, agents, representatives or advisors, whether prior to or after the execution of this Agreement.

         8.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders and all rights and obligations of any party hereto shall cease except for the agreements contained in Section 8.3, Section 8.4 and Section 9.5; PROVIDED, HOWEVER, that nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

         8.3      EXPENSES AND TERMINATION FEES.

                  (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Expert and Activision shall share equally all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Proxy Statement and the Form S-4 and any amendments or supplements thereto.

                  (b) Expert shall pay Activision a termination fee equal to $1,100,000 (the "Termination Fee") upon the earliest to occur of the following events:

                           (i) an Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to Expert after the date of this Agreement, and (A) the Board of Directors of Expert takes any Permitted Action under Section 6.9, and (B) this Agreement is terminated by Activision or Expert pursuant to Section 8.1(e) or by Expert pursuant to Section 8.1(f);

                           (ii) the termination of this Agreement by Activision pursuant to Section 8.1(h); or

                           (iii) the termination of this Agreement by either Activision or Expert pursuant to Section 8.1(i) and an Acquisition Proposal by a person other than Activision or Merger Subsidiary exists at the time of such termination and at the time of such termination the required approval of the stockholders of Expert had not been obtained, provided that within 12 months of such termination Expert or its stockholders accept, publicly announce or enter into a letter of intent or binding agreement with respect to such Acquisition Proposal.

Expert's payment of the Termination Fee pursuant to this Section 8.3 shall be the sole and exclusive remedy of Activision against Expert and any of the Expert Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment.

                  (c) The Termination Fee shall be paid by Expert to Activision (i) in the event the Termination Fee is payable pursuant to Section 8.3(b)(i) or (ii), within ten (10) days after the date of termination of this Agreement; or (ii) in the event the Termination Fee is payable pursuant to
Section 8.3(b)(iii), within ten (10) days of acceptance, public announcement, or the entering into of a letter of intent or binding agreement with respect to such Acquisition Proposal.

         8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

9.       GENERAL PROVISIONS

         9.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties, certifications and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate as of the Effective Time and shall not survive the Merger, PROVIDED, HOWEVER, that the agreements contained in Article 2, Article 3, the last sentence of Section 6.3(a), Sections 6.13, 6.14 and 8.3 and this Article 9 shall survive the Merger.

         9.2 NOTICES. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

         If to Activision:       Activision, Inc.
                                 3100 Ocean Park Boulevard
                                 Santa Monica, CA 90405
                                 Attn: Brian G. Kelly
                                 Tel.: (310) 255-2000
                                 Fax: (310) 255-2155

         With a copy to:         Robinson Silverman Pearce Aronsohn & Berman LLP
                                 1290 Avenue of the Americas
                                 New York, NY 10104

                                 Attn: Kenneth L. Henderson, Esq.
                                 Tel.: (212) 541-2000
                                 Fax: (212) 541-4630

         If to Expert:           Expert Software, Inc.
                                 800 Douglas Road
                                 North Tower, Suite 600
                                 Coral Gables, FL 33134-3160
                                 Attn: Kenneth Currier
                                 Tel.: (305) 567-9990
                                 Fax: (305) 443-0786

         With a copy to:         Goodwin, Procter & Hoar  LLP
                                 Exchange Place
                                 Boston, MA 02109
                                 Attn: John J. Egan III, P.C.
                                 Tel: (617) 570-1000
                                 Fax: (617) 523-1231

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date received.

         9.3 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; PROVIDED, HOWEVER, Activision and Merger Subsidiary may each assign their respective rights, interests or obligations hereunder to any affiliate provided that Activision remains obligated hereunder and such assignment does not alter the rights, interests or obligations of Expert hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective Surviving Corporations and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 2.2, 2.4 and 6.13, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, surviving corporations, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.4 ENTIRE AGREEMENT. This Agreement, the Expert Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto except that the Non-Disclosure Agreement (as hereinafter defined) shall remain in effect and shall be binding upon Activision and Expert in accordance with its terms. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         9.5 CONFIDENTIALITY. Activision and Expert understand and agree that they are and shall remain bound by and subject to the terms of the non-disclosure agreement, dated as of February 18, 1999, by and between Activision and Expert (the "Non-Disclosure Agreement").

         9.6 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective authorized person, persons or governing bodies, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Expert, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Activision and Expert hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), consent to the service of process in such Delaware Courts, waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

         9.8 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

         9.9 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         9.10 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         9.11 INCORPORATION. The Expert Disclosure Letter and the Activision Disclosure Letter and all Schedules attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         9.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         9.13     INTERPRETATION AND CERTAIN DEFINITIONS.

                  (a) In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders.

                  (b) As used in this Agreement, the word "Subsidiary" or "Subsidiaries" when used with respect to any party means any corporation, partnership, joint venture, business trust or other entity, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

                  (c) As used in this Agreement, the word "Person" means an individual, a corporation, a partnership, an association, a joint-stock company, a trust, a limited liability company, any unincorporated organization or any other entity.

                  (d) As used in this Agreement unless otherwise indicated, the word "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

         9.14 SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist, and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, without the posting of any bond whatsoever in addition to any other remedy at law or equity.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                            EXPERT SOFTWARE, INC.


                                            By: /s/ Kenneth Currier
                                                --------------------------------
                                                Name: Kenneth Currier
                                                Title: Chief Executive Officer


                                            ACTIVISION, INC.


                                            By: /s/ Brian G. Kelly
                                                --------------------------------
                                                Name: Brian G. Kelly
                                                Title: Co-Chairman


                                            EXPERT ACQUISITION CORP.


                                            By: /s/ Brian G. Kelly
                                                --------------------------------
                                                Name: Brian G. Kelly
                                                Title: President

                                 CERTIFICATIONS

         It is hereby certified that all of the outstanding shares of each class of capital stock of Expert Acquisition Corp. entitled to vote on this Amended and Restated Agreement and Plan of Merger have been voted for the adoption of such Agreement.


                                       -----------------------------------------
                                       By:
                                       Title: Secretary


         It is hereby certified that ____________________ of the issued and outstanding shares of each class of capital stock of Expert Software, Inc. have voted in favor of the adoption of this Amended and Restated Agreement and Plan of Merger and such number of shares represents ____% of the issued and outstanding shares of Expert Software, Inc. entitled to vote for the adoption of such Agreement.


                                       -----------------------------------------
                                       By:
                                       Title: Secretary

                                                                       EXHIBIT A
                                                                       ---------


                            FORM OF AFFILIATE LETTER

Activision, Inc.
3100 Ocean Park Boulevard
Santa Monica, CA 90405

Ladies and Gentlemen:

         I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Expert Software, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger dated as of April 19, 1999 (the "Agreement"), among the Company, Activision, Inc., a Delaware corporation (the "Purchaser"), and Expert Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Purchaser ("Merger Sub"), the Company will be merged with and into Merger Sub (the "Merger").

         As a result of the Merger, I may receive shares of Common Stock, par value $.000001 per share, of the Purchaser (the "Purchaser Securities") in exchange for shares owned by me of Common Stock, par value $.01 per share, of the Company.

         I represent, warrant and covenant to the Purchaser that in the event I receive any Purchaser Securities as a result of the Merger:

                  I shall not make any sale, transfer or other disposition of the Purchaser Securities in violation of the Act or the Rules and Regulations.

                  I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Purchaser Securities to the extent I felt necessary with my counsel or counsel for the Company.

                  I have been advised that the issuance of Purchaser Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger was submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Purchaser Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Purchaser Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to the Purchaser, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

                  I understand that Activision is under no obligation to register the sale, transfer or other disposition of the Purchaser Securities by me or on my behalf under the Act or, except as expressly set forth in the Agreement, to take any other action necessary in order to make compliance with an exemption from such registration available.

                  I also understand that stop transfer instructions will be given to the Purchaser's transfer agents with respect to Purchaser Securities and that there will be placed on the certificates representing the Purchaser Securities issued to me, or any substitutions therefor, a legend stating in substance:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED ____________, BETWEEN THE REGISTERED HOLDER HEREOF AND ACTIVISION, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ACTIVISION, INC.

         I also understand that unless the transfer by me of my Purchaser Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, the Purchaser reserves the right to put the following legend on the certificates issued to my transferee:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH

                  AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

         It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Affiliate Letter. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Purchaser Securities received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Purchaser Securities received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) the Purchaser has received either an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Purchaser or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

         Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights I have to object to any claim that I am such an affiliate on or after the date of this letter.

                                             Very truly yours,



                                             -----------------------------------
                                             Name:

Accepted this    day of
             , 1999 by

ACTIVISION, INC.


By:
    -----------------------------------
    Name:
    Title: